Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-252007 and 333-252007-01
CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.000% Senior Notes due 2029	$750,000,000	$81,825.00

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Prospectus Supplement
(To Prospectus Dated January 11, 2021)
CrowdStrike Holdings, Inc.
$750,000,000 3.000% Senior Notes due 2029

CrowdStrike Holdings, Inc. is offering $750,000,000 aggregate principal amount of 3.000% Senior Notes due 2029 (the “notes”). Interest will accrue on the notes from January 20, 2021 and will be payable semi-annually on February 15 and August 15 of each year, commencing August 15, 2021. We may redeem the notes in whole or in part at any time or from time to time at the redemption prices described under “Description of Notes — Optional redemption,” which includes accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date.
The notes will be fully and unconditionally guaranteed by each of our existing and future domestic subsidiaries that becomes a borrower or guarantor under our Amended and Restated Credit Agreement dated as of January 4, 2021, among CrowdStrike, Inc., as borrower, CrowdStrike Holdings, Inc., as guarantor, and Silicon Valley Bank and the other lenders party thereto. Initially, CrowdStrike, Inc. will be the only subsidiary guarantor. The notes and the guarantees will be our and the guarantors’ general unsecured senior obligations. The notes and the guarantees will be effectively subordinated to our and the guarantors’ secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes and the guarantees will rank equal in right of payment to all of our and the guarantors’ existing and future senior indebtedness and senior in right of payment to any of our and the guarantors’ future indebtedness that is expressly subordinated in right of payment to the notes and the guarantees. The notes and the guarantees will be structurally subordinated to all of the existing and future indebtedness and other liabilities, including trade payables, and preferred stock of our subsidiaries that do not guarantee the notes.
The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will not be listed on any securities exchange or automated dealer quotation system. Currently there is no public market for the notes.
We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.
Investing in our securities involves risks. See “Risk Factors” beginning on page S-18 of this prospectus supplement, as well as the risks described in “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.
	Per 2029 Note	Total
Public offering price(1)	100.000%	$750,000,000
Underwriting discounts	1.250%	$9,375,000
Proceeds, before expenses, to CrowdStrike Holdings, Inc.(1)	98.750%	$740,625,000

(1)
Plus accrued and unpaid interest, if any, from January 20, 2021.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We expect to deliver the notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about January 20, 2021.

J.P. MorganBarclaysBofA SecuritiesCitigroupGoldman Sachs & Co. LLC
Credit SuisseHSBCMizuho SecuritiesSVB LeerinkTruist SecuritiesWells Fargo Securities

January 12, 2021

i

About this Prospectus Supplement
This prospectus supplement and the accompanying prospectus are part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. This document consists of two parts. The first part of this document is this prospectus supplement, which describes the specific terms of this offering and the notes offered hereby, and also adds to and updates the information contained or incorporated by reference in the accompanying prospectus. The second part is the prospectus, which describes more general information regarding our securities, some of which does not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the headings “Incorporation by Reference” and “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus or the information contained in any document incorporated by reference herein or therein, the information contained in the most recently dated document shall control.
In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed with the SEC later.
We and the underwriters have not authorized anyone to provide any information other than that contained or incorporated by reference into this prospectus supplement or the accompanying prospectus or any relevant free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the date appearing on the front cover of this prospectus supplement or the date of the accompanying prospectus or the applicable incorporated document, regardless of the time of delivery of such document. Our business, financial condition, results of operations and prospects may have changed since that date. It is important that you read and consider all of the information contained in or incorporated by reference into this prospectus supplement and the information contained in or incorporated by reference into the accompanying prospectus in making your investment decision.
Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You must comply with all applicable laws and regulations in force in any applicable jurisdiction and you must obtain any consent, approval or permission required by you for the purchase, offer or sale of the securities under the laws and regulations in force in the jurisdiction to which you are subject or in which you make your purchase, offer or sale, and neither we nor the underwriters will have any responsibility therefor.
References to “CrowdStrike,” the “Company,” “we,” “our” and “us” and similar terms mean CrowdStrike Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context otherwise indicates or requires.

Forward-Looking Statements
This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any statements contained in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein that are not statements of historical fact may be deemed to be forward-looking statements. For example, the words “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, the use of proceeds from this offering; and similar statements that are not historical facts.
Forward-looking statements involve numerous risks and uncertainties and depend on assumptions, data or other methods that may be incorrect or imprecise. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include, but are not limited to, those discussed in the “Risk Factors” section of this prospectus supplement and under the heading “Risk Factors” in the documents incorporated by reference herein. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.

Prospectus Summary
This summary highlights information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of our business and financial affairs, we encourage you to read this entire prospectus supplement, the accompanying prospectus, any related free writing prospectuses, the sections titled “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” together with our consolidated financial statements and the related notes thereto in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, and the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision whether to invest in our securities. References herein to “we”, “us”, “CrowdStrike”, or the “Company” refer to CrowdStrike Holdings, Inc. and its consolidated subsidiaries, unless the context otherwise requires.
Overview
We founded CrowdStrike in 2011 to reinvent security for the cloud era. When we started the company, cyberattackers had a decided, asymmetric advantage over existing security products. We turned the tables on the adversaries by taking a fundamentally new approach that leverages the network effects of crowdsourced data applied to modern technologies such as AI, cloud computing, and graph databases. Realizing that the nature of cybersecurity problems had changed but the solutions had not, we built our CrowdStrike Falcon platform to detect threats and stop breaches.
We believe we are defining a new category called the Security Cloud, with the power to transform the security industry much the same way the cloud has transformed the CRM, HR, and service management industries. With our Falcon platform, we created the first multi-tenant, cloud native, intelligent security solution capable of protecting workloads across on-premise, virtualized, and cloud-based environments running on a variety of endpoints such as laptops, desktops, servers, virtual machines, and IoT devices. We deliver comprehensive breach protection even against today’s most sophisticated attacks on the endpoint, where the most valuable corporate data resides. Our Falcon platform is composed of two tightly integrated proprietary technologies: our easily deployed intelligent lightweight agent and our cloud-based, dynamic graph database called Threat Graph. Our solution benefits from crowdsourcing and economies of scale, which we believe enables our AI algorithms to be uniquely effective. We call this cloud-scale AI. Our single lightweight agent is installed on each endpoint and provides local detection and prevention capabilities while also intelligently collecting and streaming high fidelity data to our platform for real-time decision-making. Our Threat Graph processes, correlates, and analyzes this data in the cloud using a combination of AI and behavioral pattern-matching techniques. By analyzing and correlating information across our massive, crowdsourced dataset, we are able to deploy our AI algorithms at cloud-scale and build a more intelligent, effective solution to detect threats and stop breaches that on-premise or single instance cloud products cannot match. Today, we offer 16 cloud modules on our Falcon platform via a SaaS subscription-based model that spans multiple large security markets, including corporate workload security, security and vulnerability management, managed security services, IT operations management, and threat intelligence services. Additionally, with our recent acquisition of Preempt Security, Inc. (“Preempt Security”), we entered the identity protection market.Organizations everywhere are becoming more distributed as they adopt the cloud, increase workforce mobility, and grow their number of connected devices. They are adding more workloads to a myriad of different endpoints beyond the traditional security perimeter, exposing an increasingly broad attack surface to adversaries. In addition, the sophistication of cyberattacks has increased, often coming from nation-states, well-funded criminal organizations, and hackers using advanced, easily obtained methods of attack. On a number of occasions, adversaries have launched devastating, destructive attacks that have caused significant business disruption and billions of dollars in cumulative losses. The architectural limitations of legacy security products, coupled with a dynamic and intensifying threat landscape, are creating the need for a fundamentally new approach to security.

Our unique approach starts with our single intelligent lightweight agent that enables frictionless deployment of our platform at scale. Our customers can rapidly adopt our technology across any type of workload running on a variety of endpoints. Our lightweight agent offloads computationally intensive tasks to the cloud, while retaining local detection and prevention capabilities that are necessary on the endpoint. The agent is nonintrusive to the end user and continues to protect the endpoint and track activity even when offline. The agent recommences transmitting data to our Falcon platform when the connection to the cloud has been reestablished. By utilizing a single agent, customers are able to leverage all the capabilities of our platform without burdening the endpoint with multiple agents.
Our lightweight agent intelligently streams high fidelity endpoint data to the cloud where Threat Graph provides a simple, flexible, and scalable way to model highly interconnected data sets. Threat Graph processes, correlates, and analyzes over four trillion endpoint-related events per week in real time and maintains an index of these events for future use. Threat Graph continuously looks for malicious activity by applying graph analytics and AI algorithms to the data streamed from the endpoints. Our multi-tenant architecture allows us to collect a broad array of high fidelity data about both potential attacks and benign behavioral patterns across our entire customer base, continuously enhancing our AI algorithms. This significantly increases the efficacy of our solution to stop breaches while reducing false positives.
We founded our company on the principle that the future of security would be driven by AI and that a cloud-native architecture would enable the collection of high fidelity data and scalability necessary for an effective solution. We call this cloud-scale AI. From the beginning, our strategy was focused on collecting data at scale, centrally storing such data in a singular model, and training our algorithms on these vast amounts of high fidelity data, which we believe is a fundamental differentiator from our competitors. Our cloud-scale AI means that the more data that is fed into our Falcon platform, the more intelligent Threat Graph becomes and the more our customers benefit, creating a powerful network effect that increases the overall value we provide. AI is revolutionizing many technology fields, including security solutions. To be truly effective, algorithms that enable AI depend on the quality and volume of data that trains them and the selection of the right differentiating features from that data. Our proprietary algorithms in Threat Graph identify events that may or may not be directly related, but together could indicate a threat that could otherwise remain undetected. Our cloud-scale algorithms make over 134 million indicator of attack decisions per minute. We are uniquely effective because we have more high fidelity data to train our AI models and more security expertise to guide our feature selection-all resulting in industry-leading efficacy and low false positives. Our rich set of continuously collected high fidelity endpoint data feeding our algorithms also enables us to use an active learning approach, where the models are continuously updated to fill in gaps identified in initial models and their performance is validated with this data prior to production use.
By leveraging a multi-tenant, cloud native solution, the data we analyze to stop breaches is both larger and more meaningful than the data from on-premise or single instance private cloud products. If Threat Graph discovers something in one customer environment, all customers benefit automatically and in real time. Taken together, our platform enables intelligent, dynamic automation at scale to detect threats and stop breaches.
We designed our Falcon platform with an open, interoperable, and highly extensible architecture. Because of our single data model, we only need to collect high fidelity endpoint data once from our agent, which we can use repeatedly for multiple use cases. Therefore, we can rapidly innovate, build, and deploy highly integrated modules to access additional market opportunities. We launched CrowdStrike Store, the first open cloud-based application platform for endpoint security and the industry’s first unified security cloud ecosystem of trusted third-party applications. We also built a rich set of APIs that allows us to ingest third-party data into our Falcon platform and allows our customers to expand the functionality of their existing security systems by writing their own programs and accessing the data on our platform.
Our Falcon platform includes our OverWatch threat hunting cloud module that combines the human intelligence of our elite security experts with the power of Threat Graph. Because our world class team can see potential attacks across our entire customer base, their expertise is enhanced by their constant visibility into the threat landscape. We are able to keep this team extremely small and scalable by leveraging automation and our Threat Graph. OverWatch is a force multiplier that extends the capabilities and improves the productivity of our customers’ security teams.

We offer our customers compelling business value that includes ease of adoption, rapid time-to-value, superior efficacy rates in detecting threats and preventing breaches, and reduced total cost of ownership by consolidating legacy, siloed security products in a single solution. We also allow thinly-stretched security organizations to automate previously manual tasks, freeing them to focus on their most important objectives. With the Falcon platform, organizations can transform how they combat threats, from slow, manual, and reactionary to fast, automated, and predictive, providing visibility across the entire threat lifecycle.
We primarily sell our platform and cloud modules through our direct sales team that leverages our network of channel partners to maximize effectiveness and scale. We amplify our sales presence by leveraging our technology alliance partners that can deliver, embed, or build applications with data and analytics from our Falcon platform. We are also enhancing our go-to-market strategy using a low-touch, trial-to-pay approach. In December 2017, we began to employ a trial-to-pay model in which we offer 15-day free trial access to Falcon Prevent, our next-generation antivirus module, to prospective customers directly from our website. In May 2018, we announced that Falcon Prevent was available for trial and purchase from the AWS Marketplace. We believe this approach enables a higher velocity of new customer acquisition and expansion, and extends our reach to customers of all sizes.
We have a low friction land-and-expand sales strategy. When customers deploy our Falcon platform, they can start with any number of cloud modules and we can activate additional cloud modules in real time on the same agent already deployed on the endpoint. Once customers experience the benefits of our Falcon platform, they often expand their adoption over time by adding more endpoints or purchasing additional modules. As of October 31, 2020, 61% of our customer base had adopted four or more modules and 44% of our customer base had adopted five or more modules. Our dollar-based net retention rate, which measures expansion in existing customers’ subscriptions over a 12 month period, exceeded 120% as of October 31, 2020, demonstrating the power of our land-and-expand strategy.
Some of the world’s largest enterprises, government organizations, and high profile brands trust us to protect their business. As of January 31, 2020, we had 5,431 subscription customers worldwide, including 49 of the Fortune 100, 40 of the top 100 global companies, and 11 of the top 20 major banks. Our total subscription customer count has grown to 8,416 as of October 31, 2020. We began as a large enterprise solution, but the flexibility and scalability of our Falcon platform and enhanced go-to-market approach enable us to protect customers of any size-from hundreds of thousands of endpoints to as few as one. We have been recognized by numerous independent third-party analysts, including Gartner, Forrester, and IDC.
We have experienced significant growth, with total revenue increasing from $118.8 million for fiscal 2018 to $249.8 million for fiscal 2019, representing year-over-year growth of 110% and from $249.8 million for fiscal 2019 to $481.4 million for fiscal 2020, representing year-over-year growth of 93%. Our total revenue increased from $329.3 million during the nine months ended October 31, 2019 to $609.5 million during the nine months ended October 31, 2020, representing year-over-year growth of 85%. Subscription revenue grew from $92.6 million for fiscal 2018 to $219.4 million for fiscal 2019, a 137% increase, and from $219.4 million for fiscal 2019 to $436.3 million for fiscal 2020, a 99% increase. Subscription revenue increased from $297.8 million during the nine months ended October 31, 2019 to $560.0 million during the nine months ended October 31, 2020, representing year-over-year growth of 88%. Our annual recurring revenue, or ARR, has grown from $141.3 million as of January 31, 2018, to $312.7 million as of January 31, 2019, a 121% increase, and from $312.7 million as of January 31, 2019 to $600.5 million as of January 31, 2020, a 92% increase. Our annual recurring revenue, or ARR, has grown from $501.7 million as of October 31, 2019, to $907.4 million as of October 31, 2020, an 81% increase. Our net loss increased from $135.5 million for fiscal 2018 to $140.1 million for fiscal 2019, to $141.8 million for fiscal 2020. Our net loss decreased from $113.4 million for the nine months ended October 31, 2019 to $73.6 million for the nine months ended October 31, 2020. We expect to continue to incur net losses for the foreseeable future as we continue to invest in our business, and our sales capabilities in particular, to address our large market opportunity.
Industry background
There are a number of key trends that are driving the need for a new approach to security.

Cybersecurity threats are greater than ever
Today’s cybersecurity threat landscape is more dangerous than ever. Breaches are complex and often executed over multiple steps known in the industry as the threat lifecycle. The typical threat lifecycle starts with an initial exploit to enter a system, historically using malware, but increasingly using malware-free or fileless methods, to penetrate endpoints and establish a beachhead inside the corporate perimeter. Once inside, adversaries move laterally across the corporate environment where they collect credentials and escalate privileges enabling the typical adversary to download a larger, more destructive malware program or connect with an external control source. At this stage in the threat lifecycle, the adversary is able to encrypt, destroy, or silently exfiltrate sensitive data.
Increasingly, adversaries are well-trained, possess significant technological and human resources, and are highly deliberate and targeted in their attacks. Adversaries today range from militaries and intelligence services of well-funded nation-states to sophisticated criminal organizations who are motivated by financial gains to hackers leveraging readily available advanced techniques. These groups and individuals are responsible for many breaches that involve theft or holding hostage financial data, intellectual property, and trade secrets. These attacks are pervasive, targeting a broad range of industries including technology, transportation, healthcare, financial services, governments and political organizations, utility, retail, and public infrastructure. On a number of occasions, adversaries have launched devastating, destructive attacks that have caused significant business disruption and billions of dollars in cumulative losses. For example, cyber risk modeling firm Cyence Inc. estimated that the overall global economic costs incurred from the 2017 WannaCry attack were between $4 billion and $8 billion.
Proliferation of workloads expanding the attack surface
The rise of cloud computing, workforce mobility, and growth in connected devices has created a rapid expansion of workloads across endpoints and industries. According to a 2019 Cisco white paper, the number of connected devices is expected to be 28.5 billion by 2022, up from 18 billion in 2017. As a result, devices, applications, and data are highly distributed and diverse, challenging organizations to monitor and protect all of their workloads running on various endpoints. The adoption of many of these technologies and the resulting disappearance of the corporate perimeter have expanded the attack surface and left many organizations increasingly vulnerable to breach. Today, workloads running on endpoints, such as laptops and servers, are the primary targets in a security attack since they are vulnerable and frequently are repositories of valuable and sensitive data, including intellectual property, authentication credentials, personally identifiable information, financial information, and other digital assets. As new workloads are provisioned on emerging mobile and IoT devices, oftentimes residing outside of the corporate perimeter, increasingly more sensitive and mission critical data will be generated and stored on these endpoints as well. Attacks such as Shamoon, WannaCry and NotPetya have shown that destroying or locking data on a large portion of an enterprise’s endpoints can cause widespread business disruption.
On-premise security architectures are constrained
On-premise products are siloed, lack integration, and have limited ability to collect, process, and analyze vast amounts of data-attributes that are required to be effective in today’s increasingly dynamic threat landscape. Legacy vendors often deploy more agents to the endpoint as they layer on a patchwork of additional point product capabilities. This approach burdens endpoints by consuming additional storage space, memory, and processor capacity, degrading end user experience without providing effective security. In addition, integrating and maintaining numerous products, data repositories, and infrastructures across highly distributed enterprise environments is a costly and resource-intensive process for already thinly-staffed security teams.
Other existing security products have limitations
Legacy Signature-based Products.   Signature-based products are designed to detect attacks that are already catalogued in a repository of previously identified threats but are not capable of preventing unknown threats or stopping associated breaches. These signatures, known as Indicators of Compromise, or IOCs, represent a reactive method of tracking cyberattacks. By the time IOCs are located, all they provide is evidence of compromise or breach that may have already resulted in substantial losses to the victim. If an attack vector is even slightly modified, a signature-based approach will no longer detect the attack and will fail to stop the breach. Many significant breaches seen in the last two decades have involved the failure of a legacy signature-based antivirus product to detect a previously unknown or modified version of a previously known attack.
Malware-focused Machine Learning Products.   Traditionally, organizations have focused on protecting their networks and endpoints against malware-based attacks. These attacks involve malware built for the specific purpose of performing malicious activities, stealing data, or destroying systems. A malware-centric defensive approach will leave the organization vulnerable to attacks that do not leverage malware. According to data from our customer base indexed by Threat Graph, 51% of detections for the calendar year ended 2019 were not malware-based, but instead leveraged legitimate tools built into modern operating systems enabling attackers to accomplish their objectives without writing files to the endpoint, making them more difficult for a traditional antivirus product to detect.
Application Whitelisting Products.   Application whitelisting products resort to an “always allow” or “always block” policy on an endpoint in order to allow or prevent processes from executing. Whitelisting relies in part on manually creating and maintaining a complex list of rules, burdening end users and IT organizations. In order to avoid these management challenges, IT organizations often create special exceptions to the whitelist that attackers leverage to compromise endpoints. Furthermore, fileless attacks can exploit legitimate whitelisted applications, compromising the integrity of the whitelisting product.
Network-centric Security Products.   Traditional network security vendors have focused their products on perimeter-based protection. However, these approaches have decreased in relevance and effectiveness as employees and workplace devices have expanded beyond the firewall and the use of encrypted traffic has increased creating blind spots and vulnerabilities that attackers are able to exploit. As the number of endpoints proliferates, this layer of defense cannot adequately protect information-rich endpoints and workloads that are outside the corporate perimeter.
Bolt-on Cloud Products.   Many on-premise vendors have introduced cloud offerings by putting their on-premise products in the cloud. Such single-tenant products were not designed to run in the cloud and therefore continue to be siloed, lack integration, and possess limited scalability to identify threats across their customer base in real time. In addition, such products are complex to deploy, difficult to scale, brittle to maintain, costly to own, and can be ineffective in stopping breaches. Any product that was originally designed for on-premise deployments and migrated to the cloud cannot by definition be a cloud native solution.
Creation of the security cloud
Over the last 15 years, cloud computing has revolutionized many industries in enterprise software and created significant shifts in market share away from incumbents with on-premise or single instance cloud offerings. The cloud has enabled organizations to cost-efficiently scale their compute and storage resources, accelerate innovation, eliminate ongoing maintenance and administrative costs, and consolidate previously disparate and siloed products. During this period, new data technologies also emerged leveraging the cloud to enable more data collection, improve data analysis, and share key insights to drive better business outcomes and make more informed decisions.
The purpose-built, cloud native leaders that began from scratch with multi-tenant architectures, single data models, and SaaS business models have defined entirely new categories such as CRM Cloud, HR Cloud, and Service Management Cloud. We believe we are doing the same for security.
An effective solution to address the modern cybersecurity threat landscape should combine multiple methods into an integrated, data-driven, and automated cloud-based platform in order to provide comprehensive breach protection across the entire threat lifecycle. Such a platform requires collecting, processing, analyzing, and correlating vast amounts of high fidelity endpoint events in the cloud. This platform needs to operate at web-scale, process events in real time, and benefit from the network effects of crowdsourced data to understand attacks that happen across millions of endpoints. We believe only a cloud native approach can address today’s threat landscape.
We believe we are defining a new category called the Security Cloud.
Our solution
With our Falcon platform, we created the first multi-tenant, cloud native, open, intelligent security solution capable of protecting workloads across on-premise, virtualized, and cloud-based environments running on a variety of endpoints such as laptops, desktops, servers, virtual machines, and IoT devices. Our solution consists of our single intelligent lightweight agent and our powerful and dynamic cloud-based database Threat Graph. These two tightly integrated proprietary technologies continually collect, process, analyze and correlate vast amounts of high fidelity data across the entire threat lifecycle using a combination of AI and behavioral pattern-matching techniques to stop breaches. We implement this approach by crowdsourcing data across our entire customer base and taking advantage of economies of scale, which we believe enables our AI algorithms to be uniquely effective. Our cloud-based AI is also automatically shared with every customer in our community in real time. We combine multiple methods of detection, prevention, and response to known and unknown threats as well as malware and malware-free techniques across the threat lifecycle.
Our Falcon platform integrates 16 cloud modules via a SaaS subscription-based model to deliver comprehensive breach protection even against today’s most sophisticated attacks. Our single data model and open cloud architecture enable us and third-party partners to rapidly innovate, build, and deploy new cloud modules to provide our customers with additional functionality across a myriad of use cases.
We designed our platform to be rapidly deployable, easy to use, and extensible, with the ability to consolidate point security products that have historically led to data siloes and agent sprawl, into one comprehensive and integrated solution. Our platform allows our customers’ thinly-staffed security organizations to spend less time and fewer resources provisioning hardware, configuring supporting software systems, and performing ongoing maintenance work, freeing them to focus on their most important objectives. We aim to transform how organizations combat threats from slow, manual, and reactionary to fast, automated, and predictive.
Our cloud modules currently span the following categories:
•
Cloud Security:   Falcon Cloud Workload Protection for runtime workload protection, Falcon Discover for Cloud and Containers for comprehensive visibility into cloud workloads, and Falcon Horizon for cloud security posture management.

•
Security and IT Operations:   Falcon Discover for IT hygiene, Falcon Spotlight for scan-less vulnerability management, and Falcon Forensics for forensic data analysis.

•
Managed Services:   Falcon Complete, a turnkey response and remediation solution, as well as Falcon OverWatch threat hunting solution that is powered by a team of elite security experts leveraging Threat Graph.

•
Endpoint Security:   Falcon Prevent, our next-generation antivirus module, Falcon Insight for endpoint detection and response, Falcon Device Control for granular control across USB peripheral devices , and Falcon Firewall Management for enforcement of host firewall policies.

•
Threat Intelligence:   Our threat intelligence modules, Falcon X for threat research, Falcon Search our malware search engine, Falcon Sandbox for malware analysis and Falcon X Recon for situational awareness provide automated assistance to review detected threats, conduct malware research and detonate suspicious files securely.

We launched the CrowdStrike Store, which is the first open cloud-based application Platform as a Service, or PaaS, for cybersecurity. The CrowdStrike Store introduces a unified Security Cloud ecosystem of trusted partners and applications to our customers. The CrowdStrike Store allows customers to rapidly and easily discover, try, and purchase applications from both trusted partners and CrowdStrike without needing to deploy and manage additional agents and infrastructures or go through lengthy sales, integration, or implementation processes. The CrowdStrike Store allows partners to bring new security applications to the market and efficiently target our customer base. Leveraging our Falcon platform, partners can develop applications that address our customers’ needs without having to develop and support their own agents, invest in underlying infrastructure, or hire additional sales personnel. We believe the CrowdStrike Store will cultivate a rich, innovative, and trusted ecosystem between our partners and customers, increasing the overall value of our Falcon platform.
Key benefits of our solution
•
The Power of the Crowd.   Our crowdsourced data enables all of our customers to benefit from contributing to Threat Graph. As more high fidelity data is fed into our Falcon platform, there is more data to train our AI models with, increasing the overall efficacy of our Falcon platform. This benefits our customers and supports our efforts to gain more customers, creating a powerful network effect. Threat Graph can then learn and identify warning signs once and rapidly deliver protection to every customer in our community. Further, our AI algorithms are more effective because they are trained on such a broad and representative set of data that captures information about potential attacks throughout the entire threat lifecycle across our customer base.

•
High Efficacy with Low False Positives.   Our Falcon platform collects, processes, correlates, and analyzes high fidelity data on both real-world attacks and benign behavioral patterns to continually train and enhance our algorithms resulting in industry-leading threat detection and low false positive rates.

•
Consolidation of Siloed Products.   Integrating and maintaining numerous products, data and infrastructures across highly distributed enterprise environments leaves blind spots that hackers can exploit and is a costly and resource-intensive process. Our integrated platform unifies cloud modules addressing cloud workload security, next-generation antivirus, EDR, device control, host firewall management, vulnerability management, forensic analysis, IT hygiene, threat hunting, and automated threat intelligence. Our platform enables our customers to reduce or streamline their siloed and layered security products, simplifying operations while providing a comprehensive solution.

•
Consolidation of Agents.   We provide robust and diverse functionality through a single intelligent lightweight agent. Legacy vendors’ agents were designed to be single purpose, thus they often deploy multiple agents to the endpoint as they layer additional point product capabilities on top of their initial offering. This legacy approach burdens endpoints by consuming additional storage space, memory, and processor capacity, degrading the end user experience. All of our cloud modules are powered by a single intelligent agent, allowing customers to consolidate and remove numerous agents from their infrastructure and restore endpoint performance. Because we collect data once from our agent and use it across multiple use cases, the Falcon platform can offer a wide range of functionality without burdening the endpoint.

•
Rapid Time to Value.   On-premise security solutions take time to install, configure, deploy, and maintain. We streamline the deployment process by providing cloud-delivered security with protection policies that work from day one, eliminating lengthy implementation periods and professional services engagements. Moreover, once a customer deploys our lightweight agent on their endpoints, we can activate additional cloud modules in real time.

•
Constant Protection Anywhere.   Our cloud-based model allows us to secure any type of customer workload such as laptops, desktops, servers, virtual machines, cloud containers, cloud instances, mobile, and IoT devices. In addition, once our agent is deployed on an endpoint it continues to protect the endpoint and track activity even when offline.

•
Elite Security Team as a Force Multiplier.   Our OverWatch threat hunting cloud module combines world class human intelligence from our elite security experts with the power of Threat Graph. OverWatch is a force multiplier that extends the capabilities and improves the productivity of our customers’ security teams. Because our world class team can see attacks across our entire customer base, their expertise is enhanced by their constant visibility into the threat landscape.

•
Bridging the Security Skills Gap through Automation.   Our solution automates certain previously manual tasks, freeing up personnel to focus on their most important objectives. Our Falcon Complete module provides a turnkey solution that combines endpoint security with remediation and response capabilities.

•
Lowering Total Cost of Ownership.   Our cloud-based platform eliminates our customers’ need for initial or ongoing purchases of hardware and does not require their personnel to configure, implement or integrate disparate point products. Additionally, our comprehensive platform reduces overall personnel costs associated with ongoing maintenance, as well as the need for software patches and upgrades for separate products.

Growth strategy
Key elements of our growth strategy include:
•
Grow Our Customer Base by Replacing Legacy and Other Endpoint Security Products.   Given the limitations of existing legacy and other endpoint security products, many organizations are replacing their existing legacy and other endpoint security products with our Falcon platform. We grew our subscription customer base by 2,915 customers from 2,516 at January 31, 2019, to 5,431 at January 31, 2020, representing a 116% increase. We grew our subscription customer base by 2,985 customers from 5,431 at January 31, 2020 to 8,416 at October 31, 2020, representing a 55% increase. We will continue to invest in customer acquisition programs, including our channel partnerships and new programs, like our free trial program of Falcon Prevent that is easily downloaded from our website and AWS Marketplace.

•
Further Penetrate Existing Customers.   Our growth will depend in part on our ability to continue to expand our relationships with our customers by deploying on additional endpoints in their environment and cross selling more cloud modules. When customers deploy our lightweight agent, they can easily add additional cloud modules. We also offer in-application trial usage of additional modules to cross-sell to existing customers. While some new customers initially deploy our Falcon platform broadly across the organization, others elect to deploy only in selected business units and later deploy on additional endpoints and subscribe to additional modules. Over time, we seek to deploy our solution enterprise wide for all customers. The power of our land-and-expand strategy is evidenced by our dollar-based net retention rate, which exceeded 120% as of October 31, 2020.

•
Leverage our Falcon Platform to Enter New Markets.   Because we leverage a single data model and open cloud architecture, we are uniquely positioned to continue innovating and rapidly deploying new cloud modules on our platform. For example, since 2016, we have launched thirteen new cloud modules on our platform. One of these new cloud modules is Falcon Discover, which includes use cases outside of security, such as application license management, AWS spend analysis, and asset inventory. Our lightweight agent collects diverse endpoint data once for repeated use, enabling us to expand our addressable market by rapidly adding new cloud modules that leverage this data. We intend to continue to develop new cloud modules for broader endpoint use cases.

•
Broaden Reach into New Customer Segments.   While we initially targeted large sophisticated enterprises, we have expanded our go-to-market efforts to include customers of all sizes with a dedicated inside sales team focused on smaller organizations. We also released Falcon Complete in 2018, our turnkey solution that combines the most popular cloud modules of our Falcon platform with our remediation and response capabilities, to create a solution for customers with limited or no internal security expertise. As a result, we can sell our Falcon platform to the largest enterprises or smallest businesses with any level of security sophistication and budget. We continue to look for new ways to broaden our reach into new customer segments.

•
Extend our Falcon Platform and Ecosystem.   We designed our architecture to be open, interoperable, and highly extensible. We launched the CrowdStrike Store, the first open cloud-based application PaaS for cybersecurity, which provides an ecosystem of trusted partners and applications for our customers. In the future we plan to continue investing in the CrowdStrike Store to empower our partners by making it easier to build applications and to enable our customers to more easily discover, try, and purchase additional cloud modules from both trusted partners and us.

•
Broaden Reach into the U.S. Federal Government Vertical.   We are investing in the acquisition of customers in the U.S. federal government vertical. Our platform is authorized by several federal agencies via the Federal Risk and Authorization Management Program (“FedRAMP”). To further meet the compliance demands of the federal government, customers can elect to deploy the Falcon platform in the AWS GovCloud. We have also successfully been embedded into several strategic government-wide cybersecurity programs and contracts, such as the Department of Homeland Security’s Continuous Diagnostics and Mitigation Approved Products List, which serves to provide federal agencies with innovative security tools.

•
Expand Our International Footprint.   We are expanding our international operations and intend to invest globally to broaden our international footprint. We grew our international revenue from $57.8 million for fiscal 2019, to $124.9 million for fiscal 2020, representing an increase of 116%. We grew our international revenue from $84.2 million during the nine months ended October 31, 2019 to $170.6 million during the nine months ended October 31, 2020, representing an increase of 102%. We intend to grow our international customer base by increasing our investments in our overseas operations, including adding headcount in Europe, the Middle East, Asia-Pacific, and Japan and establishing overseas data centers.

Technology
We have designed an innovative architecture from the ground up to overcome the limitations of existing security products and deliver cloud-based solutions. The key design principles of our Falcon platform include:
Cloud Native Architecture.   We built the Falcon platform entirely in and for the cloud, enabling collection and analysis of a massive, crowdsourced dataset from all of our customers to stop breaches. Our platform is designed to be redundant, resilient, and high performing. Delivering security from the cloud enables agility, ease of use, and protection for workloads on a variety of endpoints wherever they are located. As customer adoption grows, the network effect of each additional endpoint added to the Falcon platform will amplify the breadth and depth of our dataset and intelligence.
Falcon Agent.   We designed an intelligent lightweight agent that is installed on each endpoint. These agents incorporate identification and prevention of known malware, machine learning for unknown malware, exploit blocking and advanced behavioral techniques, to protect workloads across all endpoints while capturing and recording high fidelity endpoint data. Our agents continue to protect workloads running on endpoints even when offline. The agent recommences transmitting data to our Falcon platform when the connection to the cloud has been re-established. Our lightweight agent is built to support Windows, Mac and Linux operating systems. The agent is hardened against attacks and uses a combination of kernel and user-mode modules to collect high fidelity endpoint events as they take place on a system. It correlates these events with a local situational model on the endpoint, analyzes via agent-based machine learning models and is capable of taking a variety of preventative and responsive actions on the endpoint, either automatically or via human control. Events are streamed by the agent to the cloud in real time in order to be further analyzed in the Threat Graph, where additional correlation and AI algorithms can be applied. The agent is also capable of being remotely reconfigured in real time based on analytics in our cloud platform in order to collect and analyze different events or take other actions.
Threat Graph.   Threat Graph is a proprietary, powerful, and dynamic graph database. Threat Graph continually looks for malicious activity by combining AI with behavioral pattern-matching techniques to look beyond file features and track the behaviors of every software program executed on an endpoint in a customer’s network environment. By applying powerful graph analytics and AI algorithms to cybersecurity, we enrich the data collected with our proprietary and third-party threat intelligence, such as adversary capabilities, motivations, attributions, and threat indicators. Threat Graph processes, correlates, and analyzes over four trillion endpoint-related events across our global customer community per week in real time, making 134 million indicator of attack decisions per minute, and indexing petabytes of historical data for exploration and search. The graph data model allows the AI algorithms to identify relationships between events that are not directly related but which could indicate an attack that would otherwise remain undetected. We believe that our AI algorithms are advantaged by the rich dataset that we have to train them. Threat Graph provides customers with complete real time and historical visibility and insight into events occurring on their endpoints for hunting and searching.

Threat Graph also provides query and hunting capability over the full set of high fidelity events collected in the graph. This correlated data, natively represented in a graph structure, enables new products and cloud modules to be created rapidly since the platform provides the visibility, collection, correlation and actions over data as reusable building blocks. This collect-once, use repeatedly approach is the reason why we have been able to deliver new cloud modules covering IT hygiene and vulnerability management quickly and enables us to continue expanding the Falcon platform rapidly in the future.
High Fidelity Data and Smart Filtering.   Absent an intelligent agent, a typical endpoint generates approximately 100 gigabytes of unfiltered system event data per day. After this data is compressed, or data shaped, a typical enterprise organization with 100,000 endpoints would generate over one petabyte of endpoint events daily. The presence of a local graph model in our agent enables it to track the state of the machine in real time, perform rapid machine learning and behavioral analysis, and provide efficient event streaming to the cloud. We call this “smart filtering.” This allows us to keep overhead on the endpoint to a minimum, dramatically reduce the bandwidth required for agent-cloud communication, efficiently process large volumes of data, and separate the signal from the noise. The Falcon agent collects and analyzes unfiltered data with local machine learning and behavioral algorithms on the endpoint but only streams high fidelity endpoint events to the cloud to only send what is necessary for detection, prevention and investigation of attacks. This smart filtering architecture allows us to reduce network load for customers to approximately five megabytes per endpoint per day. The Falcon platform collects an array of high fidelity endpoint events, such as code execution, network, file system and user activity. This information can be used for a variety of use cases beyond security, such as IT operations and vulnerability management.
Management Interface.   The Falcon platform management interface gives customers an intuitive and informative view of their complete environment, with timely alerts and detailed search capabilities. We provide real-time endpoint visibility to allow customers to review details and respond to threats instantly and effectively, from anywhere, and maintain an index of these events for future use. We also provide access to Falcon X, streamlining and simplifying the forensics analysis process.
APIs and Integrations.   Our Falcon platform and architecture is built around a rich set of APIs that efficiently and effectively complement and expand a customer’s existing security infrastructure, such as security information event management, or SIEMs, and intrusion prevention systems and intrusion detection systems. The platform includes streaming, query and batch APIs allowing customers and partners to integrate a variety of solutions seamlessly. It also includes rich management and control APIs. The platform allows third parties to develop additional cloud modules and features, furthering the power of the Falcon platform. By connecting existing security systems to the Falcon platform, we allow our customers to further leverage their security investments. For example, our strategic partner, Zscaler, used our APIs to develop a joint solution that allows our common customers to leverage Threat Graph and automated policy enforcement to improve security across networks and endpoints.
Data center operations
We have data center co-location facilities throughout the United States and in Germany, and we also utilize AWS data centers located in the United States for our storage needs and to help deliver our solution. Our technology infrastructure, combined with select use of AWS resources, provides us with a distributed and scalable architecture on a global scale.

Professional services
In addition to our Falcon platform and cloud modules, we also offer incident response services and proactive services to organizations that have experienced a breach or are assessing their security posture.
•
Incident Response Services.   Our incident response services typically begin by deploying our lightweight agent to a customer’s endpoints to provide comprehensive visibility and determine if an attacker is currently in the environment, what assets have been compromised, and how much damage has been done. We also provide customized remediation planning by providing a strategy to eject attackers out of the network, lock down credentials from further use, and ensure adversaries stay out. In addition to providing valuable breach remediation to our customers, our incident response services also act as a strong lead generation engine for our Falcon platform and cloud modules. After experiencing the benefits of our platform firsthand, many of our incident response customers become subscription customers. Among organizations who first became a customer after February 1, 2017, for each $1.00 spent by those customers on their initial engagement for our incident response or proactive services, as of January 31, 2020, we derived an average of $3.73 in ARR from those subscription contracts.

•
Proactive Services.   Our proactive security services include cybersecurity maturity assessment, penetration testing, and other customized offerings that leverage our Falcon platform and cloud modules. These services are designed to evaluate our customers’ security profile so they can identify areas of vulnerability, secure their network and improve their response if their defenses are breached.

Recent developments
Amendment of senior secured revolving facility
On January 4, 2021, we amended and restated our existing credit agreement (the “Credit Agreement” and the facility thereunder, the “Revolving Facility”) among CrowdStrike, Inc., as borrower, CrowdStrike Holdings, Inc., as guarantor, and Silicon Valley Bank and the other lenders party thereto, providing us with a revolving line of credit of up to $750.0 million, including a letter of credit sub-facility in the aggregate amount of $100.0 million, and a swingline sub-facility in the aggregate amount of $50.0 million. We also have the option to request an incremental facility of up to an additional $250.0 million from one or more of the lenders under the Credit Agreement. Under the terms of the Credit Agreement, revolving loans may be either Eurodollar Loans or ABR Loans. Outstanding Eurodollar Loans incur interest at the Eurodollar Rate, which is defined in the Credit Agreement as LIBOR (or any successor thereto), subject to a 0.00% LIBOR floor, plus a margin between 2.00% and 1.50%, depending on the Senior Secured Leverage Ratio. Outstanding ABR Loans incur interest at the highest of (a) the Prime Rate, as published by the Wall Street Journal, (b) the federal funds rate in effect for such day plus 0.50%, and (c) the Eurodollar Rate plus 1.00%, in each case plus a margin between 0.25% and negative 0.25%, depending on the Senior Secured Leverage Ratio. We will be charged a commitment fee of 0.25% to 0.15% per year for committed but unused amounts, depending on the Senior Secured Leverage Ratio. The Credit Agreement will terminate on January 2, 2026.
The Credit Agreement will be guaranteed by all of our material domestic subsidiaries and is collateralized by substantially all of our current and future consolidated assets, property and rights, including, but not limited to, intellectual property, cash, goods, equipment, contractual rights, financial assets, and intangible assets of us and certain of our subsidiaries. The Credit Agreement contains covenants limiting our ability and the ability of our subsidiaries to, among other things, dispose of assets, undergo a change in control, merge or consolidate, make acquisitions, incur debt, incur liens, pay dividends, repurchase stock, and make investments, in each case subject to certain exceptions.
The Credit Agreement also contains financial covenants that require us to maintain an Interest Coverage Ratio of 3.00:1.00, a Senior Secured Leverage Ratio of 3.00:1.00 (through January 31, 2023) and a Total Leverage Ratio of 5.50:1.00 stepping down to 3.50:1.00 over time. We may elect to increase the Senior Secured Leverage

Ratio and the Total Leverage Ratio for four quarters following an acquisition for consideration in excess of $150 million, substantially all of which is financed with indebtedness.
The Credit Agreement contains events of default that include, among others, non-payment of principal, interest, or fees, breach of covenants, inaccuracy of representations and warranties, cross defaults to certain other indebtedness, bankruptcy and insolvency events, and material judgments.
No amounts are currently outstanding under the Credit Agreement.
Emerging growth company status
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise applicable generally to public companies. We will remain an emerging growth company until the earliest to occur of: (i) the first fiscal year following the fifth anniversary of our initial public offering; (ii) the first fiscal year after our annual gross revenue is $1.07 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700.0 million as of the end of the second quarter of that fiscal year.
Given that, as of July 31, 2020, the market value of our common stock held by non-affiliates exceeded $700.0 million, we anticipate that we will cease to be an “emerging growth company” as of January 31, 2021.
Company information
Our principal executive offices are located at 150 Mathilda Place, Suite 300, Sunnyvale, California 94086 and our telephone number is (888) 512-8906. Our website is located at www.crowdstrike.com. Information contained on or accessible through our website is not part of this prospectus supplement.

The Offering
The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the securities offered hereby, see the “Description of Notes” section in this prospectus supplement and the sections titled “Description of Debt Securities”and “Description of Guarantees” in the accompanying prospectus.
Issuer
CrowdStrike Holdings, Inc., a Delaware corporation.
Notes Offered
$750,000,000 aggregate principal amount of notes
Maturity Date
February 15, 2029
Interest
The notes will bear interest from January 20, 2021 at the rate of 3.000% per annum.
Interest Payment Dates
February 15 and August 15 of each year, beginning on August 15, 2021.
Guarantees
The payment of principal, premium, if any, and interest on the notes is unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of our existing and future domestic subsidiaries that becomes a borrower or guarantor under the Credit Agreement (the “subsidiary guarantors”). Under certain circumstances, subsidiary guarantors may be released from their guarantees without the consent of the holders of notes. See “Description of Notes — Guarantees.” Initially, CrowdStrike, Inc. will be the sole guarantor of the notes.
Optional Redemption
The notes will be redeemable at our option, in whole or in part, at any time on or after February 15, 2024, at the redemption prices set forth in “Description of Notes — Optional redemption,” together with accrued and unpaid interest, if any, to, but excluding, the date of redemption. Prior to February 15, 2024, we may redeem all or any portion of the notes at 100% of their principal amount, plus a “make whole” premium, plus accrued and unpaid interest, if any to, but excluding, the date of redemption. In addition, we may redeem up to 40% of the original aggregate principal amount of the notes using the net cash proceeds of certain equity offerings completed on or before February 15, 2024 at the redemption price set forth in this prospectus supplement. See “Description of Notes — Optional redemption.”
Ranking
The notes and the guarantees will be our and the guarantors’ senior unsecured obligations and will:
•
be effectively subordinated to our and the guarantors’ secured indebtedness to the extent of the value of the assets securing such indebtedness;

•
be structurally subordinated to all of the existing and future indebtedness and other liabilities, including trade payables, and preferred stock of our subsidiaries that do not guarantee the notes;

•
rank equal in right of payment to all of our and the guarantors’ existing and future senior indebtedness; and

•
rank senior in right of payment to any of our and the guarantors’ future indebtedness that is expressly subordinated in right of payment to the notes and the guarantee.

As of and for the twelve months ended October 31, 2020, after giving effect to our entry into the Credit Agreement, this offering and application of the net proceeds therefrom:
•
the notes and related guarantees would not have ranked effectively junior to any secured indebtedness under our Revolving Facility;

•
there would have been additional availability under our Revolving Facility of up to $750.0 million (excluding issued but undrawn letters of credit); and

•
our non-guarantor subsidiaries generated approximately 0.03% of our consolidated revenues, represented approximately 5% of our consolidated assets and had approximately $36.5 million of total liabilities (including debt and trade payables but excluding intercompany liabilities).

Change of Control
Upon the occurrence of specific change of control events, you will have the right, as holders of the notes, to require us to repurchase some or all of your notes at 101% of their face amount, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. See “Description of Notes — Change of control.”
Covenants
The indenture governing the notes will contain covenants limiting our ability and the ability of our subsidiaries to:
•
create liens on certain assets to secure debt;

•
grant a subsidiary guarantee of certain debt without also providing a guarantee of the notes; and

•
consolidate or merge with or into, or sell or otherwise dispose of all or substantially all of our assets to, another person;

These covenants are subject to a number of important limitations and exceptions. Certain of these covenants will not apply during any period in which the notes are rated investment grade by two of Fitch Ratings, Inc. (“Fitch”), Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services (“S&P”). See “Description of Notes — Certain covenants” and “Risk Factors — Certain of the covenants in the indenture that will govern the notes will not apply to us during any period in which the notes are rated investment grade by two of Fitch, Moody’s and S&P.”
No Prior Market
The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for a listing of the notes on any securities exchange or an automated dealer quotation system. Accordingly, a liquid market may not develop for the notes. Certain of the underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and any market making with respect to the notes may be discontinued without notice. See “Underwriting.”
Use of Proceeds
We expect to receive net proceeds from this offering of approximately $738.0 million after deducting the underwriting discounts and estimated expenses payable by us. We expect to use the net proceeds from the offering of the notes for general corporate purposes. See “Use of proceeds” in this prospectus supplement.
Risk Factors
Investing in our notes involves risk. See “Risk Factors” in this prospectus supplement and “Risk Factors” in our most recent Quarterly Report on Form 10-Q, and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in any of the notes offered hereby.
Form of Notes
We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of DTC.
Listing
The notes will not be listed on any securities exchange or automated dealer quotation system.
Trustee
U.S. Bank National Association.
Governing Law
The notes and the indenture pursuant to which we will issue the notes will be governed by the laws of the State of New York.

Risk Factors
An investment in our notes involves certain risks. You should carefully consider the risk factors described under “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Additional risks and uncertainties not now known to us or that we now deem immaterial may also adversely affect our business or financial performance. Our business, financial condition, results of operations or cash flows could be materially adversely affected by any of these risks.
Risks Related to the Notes and Our Indebtedness
Our indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.
After giving effect to our entry into the Credit Agreement, this offering and the application of the net proceeds therefrom, we would have had $750.0 million of indebtedness as of October 31, 2020 (excluding intercompany indebtedness) and there would have been additional availability under our Revolving Facility of up to $750.0 million as of October 31, 2020 (excluding issued but undrawn letters of credit). Our indebtedness could have important consequences to the holders of the notes, including:
•
limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

•
requiring a portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•
increasing our vulnerability to adverse changes in general economic, industry and competitive conditions;

•
exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our Revolving Facility, are at variable rates of interest; and

•
increasing our cost of borrowing.

In addition, our Revolving Facility contains, and the indenture that will govern the notes will contain, restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of substantially all of our indebtedness.
Our debt agreements allow us and our subsidiaries to incur significantly more debt, which could exacerbate the other risks described herein, as well as the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.
The terms of our debt instruments, including the indenture and supplemental indenture governing the notes offered hereby and the Credit Agreement, permit us and our subsidiaries to incur additional indebtedness. Additional debt may be necessary for many reasons, including to adequately respond to competition, to finance acquisitions of complementary businesses or for financial reasons alone. Incremental borrowings or borrowings at maturity on terms that impose additional financial risks to our various efforts to improve our operating results and financial condition could exacerbate the other risks described herein, as well as the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. After giving effect to our entry into the Credit Agreement, this offering and the application of the net proceeds therefrom, there would have been additional availability under our Revolving Facility of up to $750.0 million as of October 31, 2020 (excluding issued but undrawn letters of credit).

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.
Our ability to make scheduled payments on or to refinance our debt obligations, including the notes, depends on our financial condition and results of operations, which in turn are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.
If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. Our ability to restructure or refinance our debt will depend on, among other things, the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the indenture that will govern the notes may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. In the absence of such cash flows and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations.
Further, the Credit Agreement contains provisions that will restrict our ability to dispose of assets and use the proceeds from any such disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.
Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the notes.
If we cannot make scheduled payments on our indebtedness, we will be in default and holders of the notes could declare all outstanding principal and interest to be due and payable, the lenders under the Revolving Facility could terminate their commitments to loan money, our secured lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation. If we breach the covenants under our debt instruments, we would be in default under such instruments. The holders of such indebtedness could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. All of these events could result in your losing your entire investment in the notes.
Our Revolving Facility contains, and the indenture that will govern the notes will contain, terms which restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.
Our Revolving Facility contains, and the indenture that will govern the notes will contain, a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including, among other things, restrictions on our ability to:
•
incur additional indebtedness and guarantee indebtedness;

•
prepay, redeem or repurchase certain indebtedness;

•
sell or otherwise dispose of assets;

•
incur liens;

•
enter into transactions with affiliates;

•
alter the businesses we conduct;

•
enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•
consolidate, merge with, or sell all or substantially all of our assets to, another person.

The covenants in the indenture and supplemental indenture that will govern the notes will be subject to important exceptions and qualifications, which are described under “Description of Notes.”
In addition, the restrictive covenants in the Credit Agreement governing our Revolving Facility require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we may not be able to meet them.
These restrictive covenants could adversely affect our ability to:
•
finance our operations;

•
make needed capital expenditures;

•
make strategic acquisitions or investments or enter into joint ventures;

•
withstand a future downturn in our business, the industry or the economy in general;

•
engage in business activities, including future opportunities, that may be in our best interest; and

•
plan for or react to market conditions or otherwise execute our business strategies.

These restrictions may affect our ability to expand our business, which could have a material adverse effect on our business, financial condition and results of operations.
As a result of these restrictions, we will be limited as to how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.
Our failure to comply with the restrictive covenants described above and/or the terms of any future indebtedness from time to time could result in an event of default, which, if not cured or waived, could result in our being required to repay these borrowings before their due date. If we are forced to refinance these borrowings on less favorable terms or cannot refinance these borrowings, our results of operations and financial condition could be adversely affected.
We will have limited covenants in the indenture that will govern the notes.
The indenture that will govern the notes will include covenants that restrict our ability and the ability of our guarantors to, among other things, incur liens. These covenants will be subject to important exceptions and qualification, which are described under “Description of Notes.” Moreover, the indenture governing the notes will not include a covenant restricting our ability to incur additional indebtedness, sell assets or issue capital stock in our subsidiaries (other than in the case of a sale of all or substantially all of our assets) or to pay dividends and make other distributions on, or redeem or repurchase, capital stock, or to make investments. As a result, we will have significant flexibility to transfer cash, property and other assets to our equity holders, to entities that are not guarantors of the notes or to any other person, and holders of the notes would not have any claim as creditor against such equity holders or non-guarantors or to any such cash, property or assets transferred.
Our Revolving Facility and the indenture that will govern the notes offered hereby contain cross-default provisions that could result in the acceleration of all of our indebtedness.
A breach of the covenants under our Revolving Facility or the indenture that will govern the notes could result in an event of default under the applicable indebtedness. Such a default may allow the creditors to accelerate the related indebtedness and may result in the acceleration of any other indebtedness to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the credit agreement governing our

Revolving Facility would permit the lenders under our Revolving Facility to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay amounts due and payable under our Revolving Facility, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event our lenders or noteholders accelerate the repayment of our borrowings, we and our guarantors may not have sufficient assets to repay that indebtedness. Additionally, we may not be able to borrow money from other lenders to enable us to refinance our indebtedness.
The notes will be effectively subordinated to our indebtedness under the Credit Agreement and our other secured indebtedness to the extent of the value of the assets securing that indebtedness.
The notes will not be secured by any of our assets. As a result, the notes and the guarantees will be effectively subordinated to our existing and future secured indebtedness (including any indebtedness under our Revolving Facility) with respect to the assets that secure that indebtedness. The effect of this subordination is that upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of our company, the proceeds from the sale of assets securing our secured indebtedness will be available to pay obligations on the notes only after all indebtedness under our Revolving Facility and any other secured indebtedness has been paid in full. As a result, the holders of the notes may receive less, ratably, than the holders of secured indebtedness in the event of our or any of the guarantors’ bankruptcy, insolvency, liquidation, dissolution or reorganization. As October 31, 2020, after giving effect to our entry into the Credit Agreement, this offering and the application of the net proceeds therefrom, (i) the notes and related guarantees would not have ranked effectively junior to any secured indebtedness under our Revolving Facility and (ii) there would have been additional availability under our Revolving Facility of up to $750.0 million (excluding issued but undrawn letters of credit).
The notes will be structurally subordinated to all obligations of our existing and future subsidiaries that are not and do not become guarantors of the notes.
Each of our existing and future domestic restricted subsidiaries that is a borrower under or that guarantees obligations under our Revolving Facility or that guarantees certain of our other indebtedness or indebtedness of a guarantor will guarantee the notes. Our subsidiaries that do not guarantee the notes, including all of our non-domestic subsidiaries, will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The notes will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a guarantor, all of that subsidiary’s creditors (including trade creditors and preferred stockholders, if any) would be entitled to payment in full out of that subsidiary’s assets before we would be entitled to any payment.
In addition, the indenture that will govern the notes will permit these subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries. As of and for the twelve months ended October 31, 2020, our non-guarantor subsidiaries generated approximately 0.03% of our consolidated revenues, represented approximately 5% of our consolidated assets and had approximately $36.5 million of total liabilities (including debt and trade payables but excluding intercompany liabilities).
In addition, our subsidiaries that provide, or will provide, guarantees of the notes will be automatically released from those guarantees upon the occurrence of certain events, including the following:
•
the release or discharge of any guarantee or indebtedness that resulted in the creation of the guarantee of the notes by such subsidiary guarantor;

•
the sale or other disposition, including the sale of substantially all the assets, of that subsidiary guarantor; or

•
upon the achievement of investment grade status by the notes from any two of Fitch, Moody’s and S&P, provided that such guarantees shall be reinstated if the notes at any time cease to have investment grade status.

If any subsidiary guarantee is released, no holder of the notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities (including trade payables and preferred stock, if any), whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the notes. See “Description of Notes — Guarantees.”
We may not be able to repurchase the notes upon a change of control.
Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, together with accrued and unpaid interest, if any, to, but excluding, the purchase date. Additionally, under our Revolving Facility, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings and terminate their commitments to lend. The source of funds for any purchase of the notes and repayment of borrowings under our Revolving Facility would be our available cash, cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and repay our other indebtedness that will become due. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and events of default and potential breaches of the credit agreement governing our Revolving Facility, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.
In addition, some important corporate events, such as leveraged recapitalizations, may not, under the indenture that will govern the notes, constitute a “change of control” that would require us to repurchase the notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings, financial condition or the value of the notes. See “Description of Notes — Change of Control.”
Certain of the covenants in the indenture that will govern the notes will not apply to us during any period in which the notes are rated investment grade by two of Fitch, Moody’s and S&P.
Many of the covenants in the indenture that will govern the notes will cease to apply to the notes during any period in which the notes are rated investment grade by two of Fitch, Moody’s and S&P, provided that at such time no default or event of default has occurred and is continuing. Although there can be no assurance that the notes will ever be rated investment grade, or, if they are rated investment grade, that the notes will maintain such rating, any suspension of the covenants under the indenture that will govern the notes would allow us to engage in certain transactions that would not be permitted while these covenants were in effect. To the extent any suspended covenants are subsequently reinstated, any actions taken by us while the covenants were suspended would not result in an event of default under the indenture that will govern the notes. See “Description of Notes — Certain Covenants.”
Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.
The notes are a new issue of securities with no trading history or established trading market. We will not apply to have the notes listed on any exchange or automated dealer quotation system and we cannot assure you that a trading market for the notes will ever develop or, if a trading market develops, that it will be maintained or provide adequate liquidity, that holders will be able to sell any of the notes at a particular time (if at all) or that the prices holders receive if or when they sell the notes will be above their initial offering price.
A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.
Our debt currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not recommendations to purchase, hold or sell the notes, and may be revised or withdrawn at anytime. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes.
Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes at a favorable price or at all.
The guarantees may be challenged as fraudulent conveyances.
Federal, state and foreign bankruptcy, fraudulent conveyance, fraudulent transfer or similar laws could limit the enforceability of a guarantee. For example, creditors of a subsidiary guarantor could claim that, since the guarantees were incurred for the benefit of CrowdStrike Holdings, Inc. (and only indirectly for the benefit of a subsidiary guarantor), the obligation of a subsidiary guarantor was incurred for less than reasonably equivalent value or fair consideration. If any of our subsidiary guarantors is deemed to have received less than reasonably equivalent value or fair consideration for its guarantee and, at the time it gave the guarantee, that subsidiary guarantor:
•
was insolvent or rendered insolvent by giving its guarantee;

•
was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•
intended to incur debts beyond its ability to pay such debts as they mature, then the obligations of such subsidiary guarantor under its guarantee could be voided. If a court voided a guarantee as a result of a fraudulent transfer or conveyance, then the holders of the notes would cease to have a claim against the subsidiary guarantor. In this regard, in an attempt to limit the applicability of fraudulent transfer or conveyance laws, the indenture limits the amount of each guarantee to the amount that will result in it not constituting a fraudulent transfer or conveyance. However, we cannot assure you as to what standard a court would apply in making a determination regarding whether reasonably equivalent value or fair consideration was received or as to what would be the maximum liability of each guarantor or whether this limitation would be effective in protecting a guarantee from being voided under fraudulent transfer or conveyance laws.

The phase-out, replacement or unavailability of LIBOR could adversely affect our cost of capital or our financial condition.
The head of the United Kingdom Financial Conduct Authority has announced the desire to phase out the use of LIBOR by the end of 2021. Our Revolving Facility provides that LIBOR may be substituted in certain circumstances with an alternative benchmark interest rate, subject to notice to all lenders and the absence of objection by the lenders. Any such substitution could have an adverse impact on our cost of capital. Currently, there is no definitive information regarding which alternative benchmark interest rate that will replace LIBOR, how such alternative benchmark interest rate may differ from LIBOR, and when such substitution may occur. As such, we cannot determine the potential effect of such transition on our financial condition.

Supplemental Guarantor Financial Information
The notes to be issued under the Indenture of CrowdStrike Holdings, Inc. (the “Company”) will be guaranteed on a senior, unsecured basis by CrowdStrike, Inc., a wholly owned subsidiary of the Company (the “subsidiary guarantor”). Any guarantees will be full and unconditional, and are subject to certain conditions for release, which are further described in this prospectus supplement under the section titled “Description of notes — Guarantees”. The other subsidiaries of the Company (the “non-guarantor subsidiaries”) are not offering guarantees of the notes offered by this prospectus supplement. For a brief description of the notes that we are offering hereby and the guarantees that the subsidiary guarantor is offering, see the information under the heading “Description of notes” in this prospectus supplement.
The Company conducts its operations almost entirely through its subsidiaries. Accordingly, the Obligor Group’s cash flow and ability to service the notes will depend on the earnings of the Company’s subsidiaries and the distribution of those earnings to the Obligor Group, whether by dividends, loans or otherwise. Holders of the guaranteed registered debt securities will have a direct claim only against the Obligor Group.
Summarized financial information is presented below for the Company and the subsidiary guarantor (the “Obligor Group”) on a combined basis after elimination of intercompany transactions and balances within the Obligor Group and equity in the earnings from and investments in any non-guarantor subsidiary. The summarized financial information of the Obligor Group also includes the amounts of Crowdstrike Services, Inc. which was a separate wholly owned subsidiary of the Company that was merged into Crowdstrike, Inc. on December 31, 2020, therefore becoming part of the Obligor Group prior to the date of this prospectus. The revenue amounts presented in the summarized financial information include substantially all of the Company’s consolidated revenues, and there are no intercompany revenues from the non-guarantor subsidiaries. This summarized financial information has been prepared and presented pursuant to the Securities and Exchange Commission Regulation S-X Rule 13-01, “Financial Disclosures about Guarantors and Issuers of Guaranteed Securities” and is not intended to present the financial position or results of operations of the Obligor Group in accordance with U.S. GAAP.
Statements of Operations	Nine Months Ended October 31, 2020	Fiscal Year Ended January 31, 2020
	in thousands
Revenue	$609,252	$481,413
Cost of revenue	163,635	142,709
Operating expenses	528,380	494,264
Loss from operations	(82,763)	(155,560)
Net loss	(74,933)	(153,462)
Balance Sheets	October 31, 2020	January 31, 2020
	(in thousands)
Current assets (excluding intercompany receivables from non-Guarantors)	$1,300,155	$1,146,492
Intercompany receivables from non-Guarantors	6,074	2,892
Noncurrent assets	368,812	210,572
Current liabilities	675,322	480,176
Noncurrent liabilities	222,873	168,076

Use of Proceeds
We estimate that the net proceeds from the sale of the notes, offered hereby, after deducting underwriting discounts and estimated offering expenses payable by us, will be approximately $738.0 million. We intend to use the net proceeds from this offering for general corporate purposes, which may include, among other things, acquisitions, capital expenditures and working capital. We regularly evaluate acquisitions of complementary businesses and technologies and are currently in various stages of discussion and negotiation with potential acquisitions, ranging from early stage discussions to more advanced negotiations.

Capitalization
The following table sets forth our cash and cash equivalents, as well as our capitalization as of October 31, 2020:
•
on an actual basis; and

•
on an as adjusted basis to reflect the issuance of the notes in this offering, after deducting underwriting discounts and estimated offering expenses payable by us.

This table should be read in conjunction with the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes from our most recent Annual Report on Form 10-K, as updated by our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.
	As of October 31, 2020
(in thousands, except par value)	Actual	As Adjusted
Cash and cash equivalents	$1,059,926	$1,797,909
Long-term debt
3.000% Senior Notes due 2029 offered hereby(1)	—	750,000
Revolving Facility(2)	—	—
Total long-term debt	—	750,000
Stockholders’ equity
Preferred stock, par value $0.0005 per share: 100,000 shares authorized; no shares issued and outstanding	—	—
Class A common stock, $0.0005 par value; 2,000,000 shares authorized; 187,701 shares and 107,666 shares issued and outstanding; Class B common stock, $0.0005 par value; 300,000 shares authorized; 33,253 shares and 105,282 shares issued and outstanding	111	111
Additional paid-in capital	1,523,873	1,523,873
Accumulated deficit	(711,114)	(711,114)
Accumulated other comprehensive income	615	615
Total CrowdStrike Holdings, Inc. stockholders’ equity	813,485	813,485
Non-controlling interest	1,300	1,300
Total stockholders’ equity	814,785	814,785
Total capitalization	$814,785	$1,564,785

(1)
Represents the aggregate principal amount of the notes offered hereby, excluding underwriters’ discounts.

(2)
As of October 31, 2020, after giving effect to its entry into the Credit Agreement, we had $750.0 million of availability under our Revolving Facility (excluding issued but undrawn letters of credit).

Description of Notes
The following is a description of the $750,000,000 aggregate principal amount of 3.000% senior notes due 2029 (the “Notes”). Certain terms used in this description are defined under the subheading “— Certain definitions.” The Notes will be issued by CrowdStrike Holdings, Inc., a Delaware corporation (the “Issuer”). In this Description of Notes, the term “Issuer” refers only to CrowdStrike Holdings, Inc., and not to any of its Subsidiaries.
The Issuer will issue the Notes under an indenture dated as of the Issue Date (the “Base Indenture”), among the Issuer and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture among the Issuer, CrowdStrike, Inc. (the “Guarantor”) and the Trustee, to be dated as of the Issue Date (the “Supplemental Indenture”). The terms of the Notes will include those stated in the Base Indenture as supplemented by the Supplemental Indenture (the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”) and those made part of the Indenture by reference to the Trust Indenture Act.
The following description is only a summary of certain provisions of the Indenture. We urge you to read the Indenture because it, not this description, will define your rights as Holders. You may request copies of the proposed form of the Indenture as described under the heading “Where you can find more information.”
Brief description of the Notes and the Note Guarantees
The Notes will be:
•
general senior unsecured obligations of the Issuer;

•
pari passu in right of payment with any existing and future Senior Indebtedness (including the Credit Agreement) of the Issuer;

•
effectively subordinated to all Secured Indebtedness (including the Credit Agreement) of the Issuer to the extent of the value of the assets securing such Indebtedness;

•
senior in right of payment to any future Subordinated Indebtedness of the Issuer;

•
unconditionally guaranteed on a senior unsecured basis, jointly and severally, by each Guarantor; and

•
structurally subordinated to any existing and future Indebtedness and other liabilities, including preferred stock, of Non-Guarantors.

Each Note Guarantee (as defined below) will be:
•
a general senior unsecured obligation of the Guarantor;

•
pari passu in right of payment with any existing and future senior Indebtedness (including guarantees of the Credit Agreement) of the Guarantor;

•
effectively subordinated to all Secured Indebtedness (including guarantees of the Credit Agreement) of the Guarantor to the extent of the value of the assets securing such Indebtedness;

•
senior in right of payment to any future Subordinated Indebtedness of the Guarantor; and

•
structurally subordinated to any existing and future Indebtedness and other liabilities, including preferred stock, of Subsidiaries of the Guarantor that are Non-Guarantors.

Principal, maturity and interest
The Issuer will issue Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. The rights of Holders of beneficial interests in the Notes to receive the payments on such Notes are subject to applicable procedures of DTC. If the due date for any payment in respect of any Notes is not a Business Day at the place at which such payment is due to be paid, the Holder thereof will not be entitled to payment of the amount due until the next succeeding Business Day at such place, and will not be entitled to any further interest or other payment as a result of any such delay.

The Issuer will issue $750.0 million aggregate principal amount of Notes on the Issue Date. The Notes will mature on February 15, 2029. Interest on the Notes will accrue at the rate per annum set forth on the cover of this prospectus supplement and will be payable, in cash, semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 2021 to Holders of record on the immediately preceding February 1 and August 1, respectively. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. If the Issuer delivers global notes to the Trustee for cancellation in connection with a redemption on a date that is on or after the record date and on or before the corresponding interest payment date, the accrued and unpaid interest up to, but excluding, the redemption date will be paid on the redemption date to the Holder in whose name the Note is registered at the close of business on such record date in accordance with the applicable procedures of DTC, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Each interest period will end on (but not include) the relevant interest payment date.
Additional Notes
The Issuer may issue additional Notes (the “Additional Notes”) from time to time, and such Additional Notes may be issued under the Indenture as may be supplemented by one or more other supplemental indentures. Any issuance of Additional Notes will be subject to all of the covenants in the Indenture. The Notes and any Additional Notes subsequently issued will be treated as a single series for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. If any Additional Notes are not fungible with any other Notes for United States federal income tax purposes or if the Issuer otherwise determines that any Additional Notes should be differentiated from any other Notes, such Additional Notes may have a separate CUSIP number, provided that, for the avoidance of doubt, such Additional Notes will still constitute a single series with all other Notes issued under the Indenture for all other purposes.
Payments
Principal of, and premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained for such purpose (along with any other paying agent maintained by the Issuer, the “Paying Agent”) or, at the option of the Paying Agent, payment of interest, if any, may be made by check mailed to the Holders at their respective addresses set forth in the register of Holders or by wire transfer of immediately available funds to the accounts specified by the Holders; provided that all payments of principal, premium, if any, and interest with respect to Notes represented by one or more global notes registered in the name of or held by the DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency maintained for such purpose will be the office of the Trustee.
Guarantees
From and after the Issue Date, the obligations of the Issuer under the Notes and the Indenture will be, jointly and severally, unconditionally guaranteed on a senior unsecured basis (the “Note Guarantees”) by each existing and future domestic subsidiary of the Issuer that becomes a borrower or guarantor under the Credit Agreement. Following the Issue Date, Subsidiaries of the Issuer will be required to Guarantee the Notes to the extent described in “— Certain covenants — Limitation on guarantees.”
CrowdStrike, Inc. will initially be the only Guarantor. As of and for the twelve months ended October 31, 2020, our non-guarantor subsidiaries generated approximately 0.03% of our consolidated revenues, represented approximately 5% of our consolidated assets and had approximately $36.5 million of total liabilities (including debt and trade payables but excluding intercompany liabilities).
Each Note Guarantee will be limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable law as a fraudulent conveyance, fraudulent transfer or unjust preference, including provisions of the United States Bankruptcy Code or any comparable provision of foreign or state law or provincial law to comply with corporate benefit, financial assistance and other laws. By virtue of this limitation, a Guarantor’s obligation under its Note Guarantee could be significantly less than amounts payable with respect to the Notes, or a Guarantor may have effectively no obligation under its Note Guarantee. See “Risk factors — Risks related to the notes — Federal and state fraudulent transfer laws may permit a court to void the notes or the guarantees, and if that occurs, you may not receive any payments on the notes.”
The Note Guarantee of a Guarantor will be automatically and unconditionally released and discharged upon:
(1)   a sale, exchange, transfer or other disposition (including by way of merger, amalgamation, consolidation, dividend distribution or otherwise) of the Capital Stock of such Guarantor (including any sale, exchange, transfer or other disposition), of all or substantially all of the assets of the Guarantor to a Person other than to the Issuer or a Subsidiary and as otherwise permitted by the Indenture,
(2)   defeasance or discharge of the Notes, as provided in “— Defeasance” and
“— Satisfaction and discharge,”
(3)   to the extent that such Guarantor is not an Immaterial Subsidiary solely due to the operation of clause (i) of the definition of “Immaterial Subsidiary,” upon the release of the guarantee referred to in such clause,
(4)   such Guarantor being (or being substantially concurrently) released or discharged from all of (i) its obligations under all of its Guarantees of payment by the Issuer of any Indebtedness of the Issuer under the Credit Agreement or (ii) in the case of a Note Guarantee made by a Guarantor (each, an “Other Guarantee”) as a result of its guarantee of other Indebtedness of the Issuer or a Guarantor pursuant to the covenant entitled “—Certain covenants — Limitation on guarantees,” the relevant Indebtedness, except in the case of (i) or (ii), a release as a result of payment under such Guarantee (it being understood that a release subject to a contingent reinstatement is still considered a release),
(5)   upon the merger, amalgamation or consolidation of any Guarantor with and into the Issuer or another Guarantor or upon the liquidation of such Guarantor, in each case, in compliance with the applicable provisions of the Indenture,
(6)   upon the achievement of Investment Grade Status by the Notes, provided that such Note Guarantee shall be reinstated upon the Reversion Date, and
(7)   as described under “— Amendments and waivers.”
Claims of creditors of Non-Guarantors, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those Subsidiaries, and claims of preferred and minority stockholders (if any) of those Subsidiaries and claims against joint ventures generally will have priority with respect to the assets and earnings of those Subsidiaries and joint ventures over the claims of creditors of the Issuer, including Holders. The Notes and each Note Guarantee therefore will be effectively subordinated to creditors (including trade creditors) and preferred and minority stockholders (if any) of Subsidiaries of the Issuer (other than the Guarantors) and joint ventures. The Indenture will not limit the incurrence of Indebtedness, Disqualified Stock and Preferred Stock of the Issuer or its Subsidiaries.
Optional redemption
Except as set forth below, the Notes are not redeemable at the option of the Issuer.
At any time prior to February 15, 2024, the Issuer may redeem the Notes in whole or in part, at its option, upon notice as described under “— Selection and notice,” at a redemption price equal to 100% of the principal amount of such Notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the redemption date.
At any time and from time to time on or after February 15, 2024, the Issuer may redeem the Notes in whole or in part, upon notice as described under “— Selection and notice,” at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on February 15 of the year indicated below:
Year	Percentage
2024	101.500%
2025	100.750%
2026 and thereafter	100.000%
At any time and from time to time prior to February 15, 2024, the Issuer may redeem Notes with the net cash proceeds received by the Issuer from any Equity Offering at a redemption price equal to 103.000% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, in an aggregate principal amount for all such redemptions not to exceed 40% of the aggregate principal amount of the Notes issued under the Indenture on the Issue Date (together with Additional Notes); provided that
(1)   in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and
(2)   not less than 50% of the aggregate principal amount of the then-outstanding Notes issued under the Indenture remains outstanding immediately thereafter (including Additional Notes but excluding Notes held by the Issuer or any of its Subsidiaries), unless all such Notes are redeemed substantially concurrently.
Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and the Issuer or a third-party in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but not including, the date of such redemption.
Notice of redemption will be provided as set forth under “— Selection and notice” below.
Notice of any redemption of the Notes may, at the Issuer’s discretion, be given prior to the completion of a transaction (including an Equity Offering, an incurrence of Indebtedness, a Change of Control or other transaction) and any redemption notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.
If the optional redemption date is on or after a record date and on or before the corresponding interest payment date, the accrued and unpaid interest up to, but excluding, the redemption date will be paid on the redemption date to the Holder in whose name the Note is registered at the close of business on such record date in accordance with the applicable procedures of DTC, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.
Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Mandatory redemption or sinking fund
The Issuer is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.
However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under “— Change of control.” As market conditions warrant, we may from time to time seek to purchase our outstanding debt securities or loans, including the Notes, in privately negotiated or open market transactions, by tender offer or otherwise. Subject to any applicable limitations contained in the agreements governing our indebtedness, including the Indenture, any purchases made by us may be funded by the use of cash on our balance sheet or the incurrence of new secured or unsecured debt, including borrowings under our credit facilities. The amounts involved in any such purchase transactions, individually or in the aggregate, may be material. Any such purchases may be with respect to a substantial amount of a particular class or series of debt, with the attendant reduction in the trading liquidity of such class or series.
Selection and notice
If less than all of the Notes are to be redeemed at any time, the Issuer will select the Notes for redemption in compliance with the requirements of the principal securities exchange, if any, on which the Notes are listed and in compliance with the requirements of DTC, or if the Notes are not so listed or such exchange prescribes no method of selection and the Notes are not held through DTC or DTC prescribes no method of selection, the Trustee will select by lot or on a pro rata basis, subject to adjustments so that no Note in an unauthorized denomination remains outstanding after such redemption; provided, however, that no Note of $2,000 in aggregate principal amount or less shall be redeemed in part.
Notices of redemption will be delivered electronically or, at the Issuer’s option, mailed by first-class mail at least 10 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC (with a copy to the Trustee), except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a legal or covenant defeasance of the Notes or a satisfaction and discharge of the Indenture.
If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed, in which case a portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. In the case of a global note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, unless the Issuer defaults in the payment of the redemption price, interest ceases to accrue on Notes or portions of them called for redemption.
Change of control
The Indenture will provide that if a Change of Control Triggering Event occurs, unless a third party makes a Change of Control Offer as described below or the Issuer has previously or substantially concurrently therewith delivered a redemption notice with respect to all the outstanding Notes as described under “— Optional redemption,” the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase; provided that if the repurchase date is on or after the record date and on or before the corresponding interest payment date, then Holders in whose name the Notes are registered at the close of business on such record date will receive the interest due on the repurchase date. Within 30 days following any Change of Control Triggering Event, the Issuer will deliver or cause to be delivered a notice of such Change of Control Offer electronically in accordance with the applicable procedures of DTC or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such

Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the Indenture and described in such notice, except in the case of a conditional Change of Control Offer made in advance of a Change of Control Triggering Event as described below.
The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws, rules or regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws, rules or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of the Indenture, the Issuer shall not be deemed to have breached its obligations described in the Indenture by virtue of compliance therewith. The Issuer may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.
Except as described above with respect to a Change of Control Triggering Event, the Indenture does not contain provisions that permit the Holders to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
The occurrence of events which would constitute a Change of Control may constitute a default under the Credit Agreement that permits the lenders to accelerate the maturity of borrowings thereunder. Future Indebtedness of the Issuer or its subsidiaries may contain prohibitions on certain events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuer to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control Triggering Event itself does not, due to the financial effect of such repurchase on the Issuer. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.
The Issuer’s ability to pay cash to the Holders of Notes following the occurrence of a Change of Control Triggering Event may be limited by its then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. The Change of Control Triggering Event purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control Triggering Event purchase feature is a result of negotiations between the initial purchasers of the Notes and us. We have no present intention to engage in a transaction involving a Change of Control after the Issue Date, although it is possible that the Issuer could decide to do so in the future.
Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Triggering Event under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. The Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.
The Issuer will not be required to make a Change of Control Offer following a Change of Control Triggering Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) a notice of redemption of all outstanding Notes has been given pursuant to the Indenture as described under
“— Optional redemption,” unless and until there is a default in the payment of the redemption price on the applicable redemption date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to certain Persons. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer and its Subsidiaries, taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes.
The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.
Certain covenants
Set forth below are summaries of certain covenants that will be contained in the Indenture. For the avoidance of doubt, the consummation of the Transactions shall not be prohibited by the covenants below under “— Certain covenants.”
Effectiveness of certain covenants
Following the first day:
(a)   the Notes have achieved Investment Grade Status; and
(b)   no Default or Event of Default has occurred and is continuing under the Indenture, then, beginning on that day and continuing until the Reversion Date (as defined below), the Issuer and its Subsidiaries will not be subject to the provisions of the Indenture summarized under the following headings (collectively, the “Suspended Covenants”):
•
“— Limitation on guarantees” and

•
the provisions of clause (3) of the first paragraph of “— Merger and consolidation.”

If at any time the Notes cease to have such Investment Grade Status, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the Notes subsequently attain Investment Grade Status and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Status); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Issuer or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reversion Date is referred to as the “Suspension Period.” All such further obligation to grant Guarantees shall be reinstated upon the Reversion Date. No default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Issuer or its Subsidiaries during the Suspension Period. On and after each Reversion Date, the Issuer and its Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period, so long as such contract and such consummation would have been permitted during such Suspension Period.
There can be no assurance that the Notes will ever achieve or maintain Investment Grade Status.
The Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify Holders if the Notes achieve Investment Grade Status or of the occurrence of a Reversion Date.

Limitation on liens
The Issuer will not, and will not permit any Guarantor to, directly or indirectly, create, incur or permit to exist any Lien (except Permitted Liens) (each, an “Initial Lien”) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Issuer or any Guarantor, unless:
(1)   in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or
(2)   in all other cases, the Notes or the Guarantees are equally and ratably secured, except that the foregoing shall not apply to Liens securing the Notes and the related Guarantees.
Any Lien created for the benefit of the Holders pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.
With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.
Reports
Whether or not the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer must provide the Trustee and, upon request, to any Holder of the Notes within fifteen (15) business days after filing, or in the event no such filing is required, within fifteen (15) business days after the end of the time periods specified in the SEC’s rules and regulations:
(1)   all financial statements that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and a report on the annual financial statements by the Issuer’s independent registered public accounting firm;
(2)   all financial statements that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and financial statements prepared in accordance with GAAP;
(3)   all current reports containing financial statements that would be required to be filed with the SEC on Form 8-K, or any successor or comparable form; and
(4)   any other information, documents and other reports necessary to comprise “current public information” for purposes of Rule 144 under the Securities Act.
provided that the foregoing delivery requirements shall be deemed satisfied if the foregoing materials are available on the SEC’s EDGAR system or on the Issuer’s website within the applicable time period, it being agreed that the Trustee shall have no obligation to determine whether such reports have been made available.
The Issuer will make the above information and reports available to securities analysts and prospective investors upon request by posting it on the Issuer’s website.
The Trustee shall have no duty to review or analyze any reports furnished or made available to it and the Trustee’s receipt of such reports shall not constitute actual or constructive knowledge of the information contained therein or determinable therefrom, including the Issuer’s or Company’s compliance with any of its covenants (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate).
Limitation on guarantees
The Issuer will not permit any of its Domestic Subsidiaries to Guarantee the payment of (i) any syndicated Credit Facility or (ii) capital markets debt securities of the Issuer, or any other Guarantor unless:
(1)   such Subsidiary within 60 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee of the Notes; and
(2)   such Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Subsidiary as a result of any payment by such Subsidiary under its Guarantee until payment in full of Obligations under the Indenture;
provided that this covenant shall not be applicable (i) to any guarantee of any Subsidiary that existed at the time such Person became a Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary, or (ii) in the event that the Guarantee of the Issuer’s obligations under the Notes or the Indenture by such Subsidiary would not be permitted under applicable law.
The Issuer may elect, in its sole discretion, to cause or allow, as the case may be, any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case, such Subsidiary shall not be required to comply with the 60-day period described above and such Guarantee may be released at any time in the Issuer’s sole discretion so long as any Indebtedness of such Subsidiary then outstanding could have been incurred by such Subsidiary (either (x) when so incurred or (y) at the time of the release of such Guarantee) assuming such Subsidiary were not a Guarantor at such time.
If any Guarantor becomes an Immaterial Subsidiary, the Issuer shall have the right, by delivery of a supplemental indenture executed by the Issuer to the Trustee, to cause such Immaterial Subsidiary to automatically and unconditionally cease to be a Guarantor, subject to the requirement described in the first paragraph above that such Subsidiary shall be required to become a Guarantor if it ceases to be an Immaterial Subsidiary; provided, further, that such Immaterial Subsidiary shall not be permitted to Guarantee the Credit Agreement or other Indebtedness of the Issuer or the other Guarantors, unless it again becomes a Guarantor.
Merger and consolidation
The Issuer
The Issuer will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets, in one transaction or a series of related transactions, to any Person, unless:
(1)   the Issuer is the surviving Person or the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized or existing under the laws of the jurisdiction of the Issuer or the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Issuer) will expressly assume all the obligations of the Issuer under the Notes and the Indenture pursuant to supplemental indentures or other documents and instruments;
(2)   immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Company or any Subsidiary of the applicable Successor Company as a result of such transaction as having been incurred by the applicable Successor Company or such Subsidiary at the time of such transaction), no Event of Default shall have occurred and be continuing; and

(3)   the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture and an Opinion of Counsel stating that such supplemental indenture (if any) is a legal and binding agreement enforceable against the Successor Company, provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clause (2) above.
The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Notes and the Indenture, and the Issuer will automatically and unconditionally be released and discharged from its obligations under the Notes and the Indenture (except in the case of (x) a lease or (y) a sale of less than all of its assets).
Notwithstanding any other provision of this covenant, (a) the Issuer may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to a Guarantor, (b) the Issuer may consolidate or otherwise combine with or merge into an Affiliate organized or existing under the laws of the jurisdiction of the Issuer or the United States of America, any State of the United States or the District of Columbia incorporated or organized for the purpose of changing the legal domicile of the Issuer, reincorporating the Issuer in another jurisdiction, or changing the legal form of the Issuer, (c) any Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Issuer or a Guarantor and (d) any Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Subsidiary.
Guarantors
Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, no Guarantor may consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets, in one or a series of related transactions, to any Person, unless:
(1)   (a) the other Person is the Issuer or any Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or either (x) the Issuer or a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all the obligations of the Guarantor under its Note Guarantee and the Indenture by supplemental indenture or other documents or instruments;
(b)   immediately after giving effect to the transaction, no Event of Default shall have occurred and be continuing; or
(2)   the transaction constitutes a sale, disposition or transfer of the Guarantor or the conveyance, transfer or lease of all or substantially all of the assets of the Guarantor (in each case other than to the Issuer or a Subsidiary) otherwise permitted by the Indenture; and
(3)   the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture and an Opinion of Counsel stating that such supplemental indenture (if any) is a legal and binding agreement enforceable against the successor Guarantor, provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clause (2) above.
Notwithstanding any other provision of this covenant, any Guarantor may (a) consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer, (b) consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Guarantor, reincorporating the Guarantor in another jurisdiction, or changing the legal form of the Guarantor, (c) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor and (d) liquidate or dissolve or change its legal form if the Issuer determines in good faith that such action is in the best interests of the Issuer. Notwithstanding anything to the contrary in this covenant, the Issuer may contribute Capital Stock of any or all of its Subsidiaries to any Guarantor.

There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.
Any reference herein to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
Financial calculations for limited condition transactions and otherwise
For all purposes under the Indenture, including for purposes of calculating the Consolidated Secured Leverage Ratio in connection with the incurrence or creation of any Lien pursuant to the definition of “Permitted Liens,” the Issuer may elect, at its option, to treat all or any portion of the committed amount of any Indebtedness (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) which is to be secured by such Lien be (any such committed amount elected until revoked as described below, the “Reserved Indebtedness Amount”), as being incurred as of such election date, and, if the Consolidated Secured Leverage Ratio or other provision of the Indenture, as applicable, is complied with (or satisfied) with respect thereto on such election date, any subsequent borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be deemed to be permitted under this covenant or the definition of “Permitted Liens,” whether or not the Consolidated Secured Leverage Ratio or other provision of the Indenture, as applicable, at the actual time of any subsequent borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) is complied with (or satisfied) for all purposes (including as to the absence of any continuing Default or Event of Default); provided that for purposes of subsequent calculations of the Consolidated Secured Leverage Ratio or other provision of the Indenture, as applicable, the Reserved Indebtedness Amount shall be deemed to be outstanding, whether or not such amount is actually outstanding, for so long as such commitments are outstanding or until the Issuer revokes an election of a Reserved Indebtedness Amount.
When calculating the availability under any basket or ratio under the Indenture or compliance with any provision of the Indenture in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or creation of Liens and repayments), in each case, at the option of the Issuer (the Issuer’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under the Indenture shall be deemed to be the date (the “LCT Test Date”) either (a) the definitive agreement for such Limited Condition Transaction is entered into, or (b) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer (or equivalent announcement in another jurisdiction) (an “LCT Public Offer”) in respect of a target of a Limited Condition Transaction and, in each case, if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or creation of Liens and repayments) and any related pro forma adjustments, the Issuer or any of its Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued, assumed or incurred at the LCT Test Date or at any time thereafter); provided, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Issuer may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be the applicable

LCT Test Date for purposes of such ratios, tests or baskets and (b) except as contemplated in the foregoing clause (a), compliance with such ratios, test or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transaction related thereto (including acquisitions, the incurrence, the incurrence or creation of Liens and repayments).
For the avoidance of doubt, if the Issuer has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in EBITDA or total assets of the Issuer or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of an Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes (or, if applicable, the irrevocable notice is terminated, expires or passes or, as applicable, the offer in respect of an LCT Public Offer for, such acquisition is terminated), as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction;
Events of Default
Each of the following is an Event of Default under the Indenture:
(1)   default in any payment of interest on any Note when due and payable, continued for 30 days;
(2)   default in the payment of the principal amount of or premium, if any, on any Note issued under the Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;
(3)   failure by the Issuer or any Guarantor to comply for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of at least 30 % in aggregate principal amount of the outstanding Notes with any agreement or obligation contained in the Indenture; provided that in the case of a failure to comply with the Indenture provisions described under “Reports,” such period of continuance of such default or breach shall be 180 days after written notice described in this clause has been given;
(4)   default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any Significant Subsidiary (or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Subsidiaries) would constitute a Significant Subsidiary) (or the payment of which is Guaranteed by the Issuer or any Significant Subsidiary (or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Subsidiaries) would constitute a Significant Subsidiary)) other than Indebtedness owed to the Issuer or a Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default:
(a)   is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (“payment default”); or

(b)   results in the acceleration of such Indebtedness prior to its stated final maturity (the “cross acceleration provision”);
and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default of principal at its stated final maturity (after giving effect to any applicable grace periods) or the maturity of which has been so accelerated, aggregates to $50.0 million or more at any one time outstanding;
(5)   certain events of bankruptcy, insolvency or court protection of the Issuer or a Significant Subsidiary (or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Subsidiaries) would constitute a Significant Subsidiary) (the “bankruptcy provisions”);
(6)   failure by the Issuer or a Significant Subsidiary (or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Subsidiaries) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $50.0 million other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed (the “judgment default provision”); and
(7)   any Guarantee of the Notes by the Issuer or a Significant Subsidiary ceases to be in full force and effect, other than (A) in accordance with the terms of the Indenture or (B) in connection with the bankruptcy of a Guarantor, so long as the aggregate assets of such Guarantor and any other Guarantor whose Note Guarantee ceased or ceases to be in full force as a result of a bankruptcy are less than $50.0 million.
However, a Default under clause (3), (4) or (6) of this paragraph will not constitute an Event of Default until the Trustee or the Holders of at least 30% in principal amount of the outstanding Notes notify the Issuer of the Default and, with respect to clauses (3) and (6), the Issuer does not cure such Default within the time specified in clause (3) or (6) of this paragraph after receipt of such notice; provided that a notice of Default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of Default.
If an Event of Default (other than an Event of Default described in clause (5) above) occurs and is continuing, the Trustee by written notice to the Issuer or the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Issuer and the Trustee may declare the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest, if any, will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (4) under “— Events of default” has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled, waived and rescinded if the event of default or payment default triggering such Event of Default shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, in each case, within 30 days after the declaration of acceleration with respect thereto and the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction.
If an Event of Default described in clause (5) above with respect to the Issuer occurs and is continuing, the principal of and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.
The Holders of a majority in principal amount of the outstanding Notes under the Indenture may waive all past or existing Defaults or Events of Default (except with respect to nonpayment of principal or interest which may only be waived with the consent of each affected Holder) and rescind any such acceleration with respect to such Notes and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

The Indenture will provide that (i) if a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed in the covenant entitled “— Certain covenants — Reports” or otherwise to deliver any notice or certificate pursuant to any other provision of the Indenture shall be deemed to be cured upon the delivery of any such report required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in the Indenture.
The Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered, and, if requested, provided, to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:
(1)   such Holder has previously given the Trustee written notice that an Event of Default is continuing;
(2)   Holders of at least 30% in principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;
(3)   such Holders have offered in writing and, if requested, provided to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;
(4)   the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and
(5)   the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.
Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture will provide that, in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder (it being agreed that the Trustee shall not be obligated to determine whether any such direction is prejudicial to the rights of any other Holder) or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification or security satisfactory to it against all fees, losses, liabilities and expenses caused by taking or not taking such action.
The Indenture will provide that if a Default occurs and is continuing and a responsible officer of the Trustee is informed of such occurrence by the Issuer, the Trustee must give notice of the Default to the Holders within 60 days after being notified by the Issuer. Except in the case of a Default in the payment of principal of, or interest on any Note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the interests of the Holders. The Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events of which it is aware which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof. The Trustee will not be deemed to have knowledge of any Defaults or Events of Default unless written notice of an event, which is in fact a Default, has been delivered to the Trustee at its office specified in the Indenture and such notice references the Notes and the Indenture and states that it is a “Notice of Default.”

Amendments and waivers
Subject to certain exceptions, the Note Documents may be amended, supplemented or otherwise modified with the consent of the Holders of at least a majority in principal amount of all the Notes then outstanding (including consents obtained before or after a Change of Control or in connection with a purchase of, or tender offer or exchange offer for, such Notes) and any existing Default or Event of Default or compliance with any provisions thereof may be waived with the consent of the Holders of at least a majority in principal amount of all the Notes then outstanding (including consents obtained before or after a Change of Control or in connection with a purchase of, or tender offer or exchange offer for, such Notes). However an amendment or waiver may not, with respect to any such Notes held by a non-consenting Holder:
(1)   reduce the principal amount of such Notes whose Holders must consent to an amendment;
(2)   reduce the stated rate of or extend the stated time for payment of interest on any such Note (other than provisions relating to Change of Control);
(3)   reduce the principal of or extend the Stated Maturity of any such Note (other than provisions relating to Change of Control);
(4)   reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as described above under “— Optional redemption”;
(5)   make any such Note payable in currency other than that stated in such Note;
(6)   impair the right of any Holder to institute suit for the enforcement of any payment of principal of and interest on such Holder’s Notes on or after the due dates therefor;
(7)   waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of such Notes outstanding and a waiver of the payment default that resulted from such acceleration); or
(8)   make any change in the amendment or waiver provisions which require the Holders’ consent described in this sentence.
Notwithstanding the foregoing, without the consent of any Holder, the Issuer, the Trustee and the other parties thereto, as applicable, may amend or supplement any Note Documents to:
(1)   cure any ambiguity, omission, mistake, defect, error or inconsistency, conform any provision to this “Description of Notes” or reduce the minimum denomination of the Notes;
(2)   provide for the assumption by a successor Person of the obligations of the Issuer or a Guarantor under any Note Document or to comply with the covenant described under “— Certain covenants — Merger and consolidation;
(3)   provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of the Indenture relating to the form of the Notes (including related definitions);
(4)   add or modify the covenants or provide for a Note Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Issuer or any Subsidiary;
(5)   make any change (including changing the CUSIP or other identifying number on any Notes) that would provide any additional rights or benefits to the Holders or that does not materially and adversely affect the rights of any Holder in any material respect;
(6)   comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;
(7)   make such provisions as necessary for the issuance of Additional Notes in accordance with the terms of the
Indenture;

(8)   add Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under the Indenture;
(9)   evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee or successor Paying Agent thereunder pursuant to the requirements thereof or to provide for the accession by the Trustee to any Note Document;
(10)   secure the Notes and/or the related Guarantees or to add collateral thereto;
(11)   add an obligor or a Guarantor under the Indenture;
(12)   make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including to facilitate the issuance and administration of Notes; provided, however, that such amendment does not materially and adversely affect the rights of Holders to transfer the Notes; and
(13)   comply with the rules and procedures of any applicable securities depositary.
The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment of any Note Document. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under the Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.
Defeasance
The Issuer at any time may terminate all obligations of the Issuer and the Guarantors under the Note Documents (“legal defeasance”) and cure all then existing Defaults and Events of Default, except for certain obligations, including those respecting the defeasance trust, the rights, powers, trusts, duties, immunities and indemnities of the Trustee and the obligations of the Issuer in connection therewith and obligations concerning issuing temporary Notes, registrations of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust.
The Issuer at any time may terminate the obligations of the Issuer and its Subsidiaries under the covenants described under “— Certain covenants” (other than clauses (1) and (2) of “— Certain covenants — Merger and consolidation — The Issuer”) and “— Change of control” and the default provisions relating to such covenants described under “— Events of default” above, the operation of the cross-default upon a payment default, the cross acceleration provisions, the bankruptcy provisions with respect to the Issuer and Significant Subsidiaries, the judgment default provision, and the guarantee provision described under “— Events of default” above (“covenant defeasance”).
The Issuer at its option at any time may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Issuer exercises its covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5) (with respect only to Significant Subsidiaries), (6) or (7) under “—Events of default” above.
In order to exercise either defeasance option, the Issuer (i) must irrevocably deposit in trust (the “defeasance trust”) with the Trustee cash in Dollars or U.S. Government Obligations or a combination thereof for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee at least two Business Days prior to the redemption date that confirms that such

Applicable Premium Deficit shall be applied toward such redemption, and (ii) must comply with certain other conditions, including delivery to the Trustee of:
(1)   an Opinion of Counsel, subject to customary assumptions and exclusions, to the effect that beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the U.S. Internal Revenue Service or change in applicable U.S. federal income tax law since the issuance of the Notes);
(2)   an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Issuer; and
(3)   an Officer’s Certificate and an Opinion of Counsel (which opinion of counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to legal defeasance or covenant defeasance, as the case may be, have been complied with.
Satisfaction and discharge
The Indenture will be discharged and cease to be of further effect (except as to surviving rights of transfer or exchange of the Notes and rights of the Trustee, as expressly provided for in the Indenture) as to all Notes when (1) either (a) all the Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Issuer) have been delivered to the Trustee for cancellation; or (b) all Notes not previously delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer; (2) the Issuer has deposited or caused to be deposited with the Trustee, money in Dollars or U.S. Government Obligations, or a combination thereof, as applicable, in an amount sufficient to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or redemption date, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption, and any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee at least two Business Days prior to the redemption date that confirms that such Applicable Premium Deficit shall be applied toward such redemption; (3) the Issuer has paid or caused to be paid all other sums payable under the Indenture; and (4) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under the “— Satisfaction and discharge” section of the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (1), (2) and (3)).
No personal liability of directors, officers, employees and stockholders
No director, officer, employee, incorporator or stockholder of the Issuer or any of its Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Issuer or any Guarantor under the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Concerning the trustee
U.S. Bank National Association is to be appointed as Trustee under the Indenture. The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are set forth specifically in such Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care that a prudent Person would use in conducting its own affairs. The permissive rights of the Trustee to take or refrain from taking any action enumerated in the Indenture will not be construed as an obligation or duty.
The Indenture will impose certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Issuer and its Affiliates and Subsidiaries.
The Indenture sets out the terms under which the Trustee may retire or be removed, and replaced. Such terms will include, among others, (1) that the Trustee may be removed at any time by the Holders of a majority in principal amount of the outstanding Notes, or may resign at any time by giving written notice to the Issuer and (2) that if the Trustee at any time (a) has or acquires a conflict of interest that is not eliminated, (b) fails to meet certain minimum limits regarding the aggregate of its capital and surplus or (c) becomes incapable of acting as Trustee or becomes insolvent or bankrupt, then the Issuer may remove the Trustee, or any Holder who has been a bona fide Holder for not less than 6 months may petition any court for removal of the Trustee and appointment of a successor Trustee.
Any removal or resignation of the Trustee shall not become effective until the acceptance of appointment by the successor Trustee.
The Indenture will contain provisions for the indemnification of the Trustee for any loss, liability and expense incurred without gross negligence or willful misconduct on its part, arising out of or in connection with the acceptance or administration of the Indenture.
Notices
All notices to Holders of Notes will be validly given if electronically delivered or mailed to them at their respective addresses in the register of the Holders, if any, maintained by the registrar. For so long as any Notes are represented by global notes, all notices to Holders will be delivered to DTC in accordance with the applicable procedures of DTC, delivery of which shall be deemed to satisfy the requirements of this paragraph, which will give such notices to the Holders of book-entry interests.
Each such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made; provided that, if notices are mailed, such notice shall be deemed to have been given on the earlier of such publication and the fifth day after being so mailed. Any notice or communication mailed to a Holder shall be mailed to such Person by first-class mail or other equivalent means and shall be sufficiently given to such Holder if so mailed within the time prescribed. Failure to electronically deliver or mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is electronically delivered or mailed in the manner provided above, it is duly given, whether or not the addressee receives it. Notices to the Trustee shall only be effective upon actual receipt by the Trustee.
Governing law
The Indenture and the Notes, including any Note Guarantees, and the rights and duties of the parties thereunder shall be governed by and construed in accordance with the laws of the State of New York.
Certain definitions
“Acquired Indebtedness” means with respect to any Person (a) Indebtedness of any other Person or any of its Subsidiaries existing at the time such other Person becomes a Subsidiary or merges or amalgamates with or into or consolidates or otherwise combines with the Issuer or any Subsidiary and (b) Indebtedness secured by a Lien encumbering any asset acquired by such Person. Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (a) of the preceding sentence, on the date such Person becomes a Subsidiary or on the date of the relevant merger, amalgamation, consolidation, acquisition or other combination.
“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Alternative Currency” means any currency (other than Dollars) that is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars (as determined in good faith by the Issuer).
“Applicable Premium” means the greater of (A) 1.0% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:
(a)   the present value at such redemption date of (i) the redemption price of such Note at February 15, 2024 (such redemption price (expressed in percentage of principal amount) being set forth in the table under “—Optional redemption” (excluding accrued but unpaid interest, if any)), plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest, if any), computed upon the redemption date using a discount rate equal to the Applicable Treasury Rate at such redemption date plus 50 basis points; over
(b)   the outstanding principal amount of such Note;
in each case, as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate. The Trustee shall have no duty to calculate or verify the calculations of the Applicable Premium.
“Applicable Treasury Rate” means the weekly average for each Business Day during the most recent week that has ended at least two Business Days prior to the redemption date of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from the redemption date to February 15, 2024; provided, however, that if the period from the redemption date to February 15, 2024 is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
“Board of Directors” means (i) with respect to the Issuer or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (ii) with respect to any partnership, the board of directors or other governing body of the general partner, as applicable, of the partnership or any duly authorized committee thereof; (iii) with respect to a limited liability company, the managing member or members or any duly authorized controlling committee thereof; and (iv) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval). Unless the context requires otherwise, Board of Directors means the Board of Directors of the Issuer.
“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or in the jurisdiction of the place of payment are authorized or required by law to close. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.
“Capital Stock” of any Person means any and all shares of, rights to purchase or acquire, warrants, options or depositary receipts for, or other equivalents of, or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into, or exchangeable for, such equity.
“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease (and, for the avoidance of doubt, not a straight-line or operating lease) for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty; provided that all obligations of the Issuer and its Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on January 1, 2015 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease Obligation) for purposes of the Indenture regardless of any change in GAAP following January 1, 2015 (that would otherwise require such obligation to be recharacterized as a Capitalized Lease Obligation).
“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Subsidiaries.
“Cash Equivalents” means:
(1)   (a) Dollars, Canadian dollars, pounds sterling, yen, euro, any national currency of any member state of the European Union or any Alternative Currency; or (b) any other foreign currency held by the Issuer and its Subsidiaries from time to time in the ordinary course of business or consistent with past practice;
(2)   securities issued or directly and fully guaranteed or insured by the United States, Canadian, United Kingdom or Japanese governments, a member state of the European Union or, in each case, any agency or instrumentality thereof (provided that the full faith and credit obligation of such country or such member state is pledged in support thereof), with maturities of 36 months or less from the date of acquisition;
(3)   certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits, demand deposits or bankers’ acceptances having maturities of not more than two years from the date of acquisition thereof issued by any bank, trust company or other financial institution (a) whose commercial paper is rated at least “P-2” or the equivalent thereof by S&P or at least “A-2” or the equivalent thereof by Moody’s (or, if at the time, neither S&P or Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Issuer) or (b) having combined capital and surplus in excess of $100.0 million;
(4)   repurchase obligations for underlying securities of the types described in clauses (2), (3), (7) and (8) entered into with any Person meeting the qualifications specified in clause (3) above;
(5)   securities with maturities of two years or less from the date of acquisition backed by standby letters of credit issued by any Person meeting the qualifications in clause (3) above;
(6)   commercial paper and variable or fixed rate notes issued by any Person meeting the qualifications specified in clause (3) above (or by the parent company thereof) maturing within two years after the date of creation thereof, or if no rating is available in respect of the commercial paper or variable or fixed rate notes, the issuer of which has an equivalent rating in respect of its long-term debt;

(7)   marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either S&P or Moody’s, respectively (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Issuer);
(8)   readily marketable direct obligations issued by any state, province, commonwealth or territory of the United States of America or any political subdivision, taxing authority or any agency or instrumentality thereof, rated BBB- (or the equivalent) or better by S&P or Baa3 (or the equivalent) or better by Moody’s (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Issuer) with maturities of not more than two years from the date of acquisition;
(9)   readily marketable direct obligations issued by any foreign government or any political subdivision, taxing authority or agency or instrumentality thereof, with a rating of “BBB-” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Issuer) with maturities of not more than two years from the date of acquisition;
(10)   Investments with average maturities of 24 months or less from the date of acquisition in money market funds with a rating of “A” or higher from S&P or “A-2” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Issuer);
(11)   with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers’ acceptance of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “P-2” or the equivalent thereof or from Moody’s is at least “A-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;
(12)   Indebtedness or Preferred Stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Issuer) with maturities of not more than two years from the date of acquisition;
(13)   bills of exchange issued in the United States of America, Canada, the United Kingdom, Japan, a member state of the European Union eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);
(14)   investments in industrial development revenue bonds that (i) “re-set” interest rates not less frequently than quarterly, (ii) are entitled to the benefit of a remarketing arrangement with an established broker dealer and (iii) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by any bank meeting the qualifications specified in clause (3) above; and
(15)   any investment company, money market, enhanced high yield, pooled or other investment fund investing 90% or more of its assets in instruments of the types specified in the clauses above.
In the case of Investments by any Foreign Subsidiary, Cash Equivalents shall also include (a) investments of the type and maturity described in the clauses above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in the clauses above and in this paragraph.
Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.
For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under the Indenture regardless of the treatment of such items under GAAP.
“Cash Management Obligations” means (1) obligations in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements, electronic fund transfer, treasury services and cash management services, including controlled disbursement services, working capital lines, lines of credit, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services, or other cash management arrangements or any automated clearing house arrangements, (2) other obligations in respect of netting or setting off arrangements, credit, debit or purchase card programs, stored value card and similar arrangements and (3) obligations in respect of any other services related, ancillary or complementary to the foregoing (including any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds).
“Casualty Event” means any event that gives rise to the receipt by the Issuer or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, assets or real property (including any improvements thereon) to replace or repair such equipment, assets or real property.
“Change of Control” means:
(1)   the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any “person” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer, provided, that any transfer of shares of Class B common stock of the Issuer that constitutes a Permitted Transfer under the Issuer’s Amended and Restated Certificate of Incorporation shall not constitute an acquisition hereunder;
(2)   the approval by the holders of Capital Stock of the Issuer of any plan or proposal for the liquidation or dissolution of the Issuer (whether or not otherwise in compliance with the provisions of the Indenture); or
(3)   the sale or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person (other than the Issuer or any of its Subsidiaries) and any “person” (as defined in clause (1) above), is or becomes the “beneficial owner” (as so defined) of more than 50% of the total voting power of the Voting Stock of the transferee Person in such sale or transfer of assets, as the case may be.
Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement,(ii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity and (iii) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Event.
“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense and capitalized fees, including amortization or write-off of (i) intangible assets and non-cash organization costs, (ii) deferred financing and debt issuance fees, costs and expenses, (iii) capitalized expenditures (including Capitalized Software Expenditures), customer acquisition costs and incentive payments, media development costs, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities and (iv) capitalized fees related to any Qualified Securitization Financing or Receivables Facility, of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP and any write down of assets or asset value carried on the balance sheet.
“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:
(1)   increased (without duplication) by:
(a)   Fixed Charges of such Person for such period (including (w) non-cash rent expense, (x) net losses or any obligations on any Hedging Obligations or other derivative instruments, (y) bank, letter of credit and other financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” and any non-cash interest expense), to the extent deducted (and not added back) in computing Consolidated Net Income; plus
(b)   (x) provision for taxes based on income, profits, revenue or capital, including federal, foreign, state, provincial, territorial, local, unitary, excise, property, franchise, value added and similar taxes and withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and similar taxes of such Person paid or accrued during such period (including in respect of repatriated funds), (y) [reserved], and (z) the net tax expense associated with any adjustments made pursuant to the definition of “Consolidated Net Income” in each case, to the extent deducted (and not added back) in computing Consolidated Net Income; plus
(c)   Consolidated Depreciation and Amortization Expense of such Person for such period to the extent deducted (and not added back) in computing Consolidated Net Income; plus
(d)   any fees, costs, expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any actual, proposed or contemplated Equity Offering, Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful and including any such transaction consummated prior to the Issue Date), including (i) such fees, expenses or charges (including rating agency fees, consulting fees and other related expenses and/or letter of credit or similar fees) related to the offering or incurrence of, or ongoing administration, of the Notes, the Credit Agreement, any other Credit Facilities and any Securitization Fees, and (ii) any amendment, waiver or other modification of the Notes, the Credit Agreement, Receivables Facilities, Securitization Facilities, any other Credit Facilities, any Securitization Fees, any other Indebtedness or any Equity Offering, in each case, whether or not consummated, to the extent deducted (and not added back) in computing Consolidated Net Income; plus
(e)   (i) the amount of any restructuring charge, accrual, reserve (and adjustments to existing reserves) or expense, integration cost, inventory optimization programs or other business optimization expense or cost (including charges directly related to the implementation of cost-savings initiatives and tax restructurings) that is deducted (and not added back) in such period in computing Consolidated Net Income, including any costs incurred in connection with acquisitions or divestitures after the Issue Date, any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities), costs related to entry into new markets and new product introductions (including labor costs, scrap costs and lower absorption of costs, including due to decreased productivity and greater inefficiencies), systems development and establishment costs, operational and reporting systems, technology initiatives, contract termination costs, future lease commitments and costs related to the opening and closure and/or consolidation of facilities (including severance, rent termination, moving and legal costs) and to exiting lines of business and consulting fees incurred with any of the foregoing and (ii) fees, costs and expenses associated with acquisition related litigation and settlements thereof; plus
(f)   any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including (i) non-cash losses on the sale of assets and any write-offs or write-downs, deferred revenue or impairment charges, (ii) impairment charges, amortization (or write-offs) of financing costs (including debt discount, debt issuance costs and commissions and other fees associated with Indebtedness, including the Notes, and the Credit Agreement) of such Person and its Subsidiaries and/or (iii) the impact of acquisition method accounting adjustment and any non-cash write-up, write-down or write-off with respect to re-valuing assets and liabilities in connection with any Investment, deferred revenue or any effects of adjustments resulting from the application of purchase accounting, purchase price accounting (including any step-up in inventory and loss of profit on the acquired inventory) (provided that if any such non-cash charge, write-down, expense, loss or item represents an accrual or reserve for potential cash items in any future period, (A) the Issuer may elect not to add back such non-cash charge, expense or loss in the current period and (B) to the extent the Issuer elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA when paid), or other items classified by the Issuer as special items less other non-cash items of income increasing Consolidated Net Income (excluding any amortization of a prepaid cash item that was paid in a prior period or such non-cash item of income to the extent it represents a receipt of cash in any future period); plus
(g)   the amount of pro forma “run rate” cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings and any savings expected to result from the elimination of a public target’s Public Company Costs), operating expense reductions, other operating improvements and initiatives and synergies (it is understood and agreed that “run rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken, net of the amount of actual benefits realized during such period form such actions) projected by the Issuer in good faith to be reasonably anticipated to be realizable or a plan for realization shall have been established within 24 months of the date thereof (including from any actions taken in whole or in part prior to such date), which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings and any savings expected to result from the elimination of a public target’s Public Company Costs), operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period, net of the amount of actual benefits realized prior to or during such period from such actions; provided that such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Issuer); plus
(h)   any costs or expenses incurred by the Issuer or a Subsidiary pursuant to any management equity plan, stock option plan, phantom equity plan, profits interests or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement, and any costs or expenses in connection with the roll-over, acceleration or payout of Capital Stock held by management, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Capital Stock (other than Disqualified Stock) of the Issuer; plus
(i)   cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(j)   any net loss included in the Consolidated Net Income attributable to non-controlling or minority interests pursuant to the application of Accounting Standards Codification Topic 810-10-45; plus
(k)   the amount of any non-controlling or minority interest expense consisting of Subsidiary income attributable to non-controlling or minority equity interests of third parties in any non-wholly owned Subsidiary; plus
(l)   unrealized or realized foreign exchange losses resulting from the impact of foreign currency changes; plus
(m)   with respect to any joint venture, an amount equal to the proportion of those items described in clauses (b) and (c) above relating to such joint venture corresponding to the Issuer’s and its Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Subsidiary) to the extent deducted (and not added back) in computing Consolidated Net Income; plus
(n)   the amount of any costs or expenses relating to payments made to stock appreciation or similar rights, stock option, restricted stock, phantom equity, profits interests or other interests or rights holders of the Issuer or any of its Subsidiaries in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its Subsidiaries, which payments are being made to compensate such holders as though they were equityholders at the time of, and entitled to share in, such distribution; and
(2)   decreased (without duplication) by non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period (other than non-cash gains relating to the application of Accounting Standards Codification Topic 840 — Leases).
“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:
(1)   consolidated interest expense of such Person and its Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in mark-to-market valuation of any Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (i) Securitization Fees, (ii) penalties and interest relating to taxes, (iii) annual agency or similar fees paid to the administrative agents, collateral agents and other agents under any Credit Facility, (iv) any additional interest or liquidated damages owing pursuant to any registration rights obligations, (v) costs associated with obtaining Hedging Obligations, (vi) accretion or accrual of discounted liabilities other than Indebtedness, (vii) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or purchase accounting in connection with any acquisition, (viii) amortization, expensing or write-off of deferred financing fees, amendment and consent fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, fees and expenses, discounted liabilities, original issue discount and any other amounts of non-cash interest and, adjusted to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program, (ix) any expensing of bridge, arrangement, structuring, commitment, agency, consent and other financing fees and any other fees related to any acquisitions after the Issue Date, (x) any accretion of accrued interest on discounted liabilities and any prepayment, make-whole or breakage premium, penalty or cost, (xi) interest expense with respect to Indebtedness of any direct or indirect parent of such Person resulting from push-down accounting) and (xii) any lease, rental or other expense in connection with a Non-Financing Lease Obligations); plus
(2)   consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued; less

(3)   interest income for such period.
For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, however, that there will not be included in such Consolidated Net Income:
(1)   any net income (loss) of any Person if such Person is not a Subsidiary (including any net income (loss) from investments recorded in such Person under the equity method of accounting), except that the Issuer’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (or to the extent converted into cash or Cash Equivalents) or that (as determined by the Issuer in its reasonable discretion) could have been distributed by such Person during such period to the Issuer or a Subsidiary as a dividend or other distribution or return on investment;
(2)   [reserved];
(3)   any gain (or loss) (a) in respect of facilities no longer used or useful in the conduct of the business of the Issuer or its Subsidiaries, abandoned, closed, disposed or discontinued operations, (b) on disposal, abandonment or discontinuance of disposed, abandoned, closed or discontinued operations, and (c) attributable to asset dispositions, abandonments, sales or other dispositions of any asset (including pursuant to any Sale and Leaseback Transaction) other than in the ordinary course of business;
(4)   (a) any extraordinary, exceptional, unusual, or nonrecurring loss, charge or expense, Permitted Change of Control Costs, restructuring and duplicative running costs, restructuring charges or reserves (whether or not classified as restructuring expense on the consolidated financial statements), relocation costs, start-up or initial costs for any project or new production line, division or new line of business, integration and facilities’ or bases’ opening costs, facility consolidation and closing costs, severance costs and expenses, one-time charges (including compensation charges), payments made pursuant to the terms of change in control agreements that the Issuer or a Subsidiary had entered into with employees of the Issuer or a Subsidiary, costs relating to pre-opening, opening and conversion costs for facilities, losses, costs or cost inefficiencies related to facility or property disruptions or shutdowns, signing, retention and completion bonuses (including management bonus pools), recruiting costs, costs incurred in connection with any strategic or cost savings initiatives, transition costs, contract terminations, litigation and arbitration fees, costs and charges, expenses in connection with one-time rate changes, costs incurred with acquisitions, investments and dispositions (including travel and out-of-pocket costs, human resources costs (including relocation bonuses), litigation and arbitration costs, charges, fees and expenses (including settlements), management transition costs, advertising costs, losses associated with temporary decreases in work volume and expenses related to maintain underutilized personnel) and non-recurring product and intellectual property development, other business optimization expenses or reserves (including costs and expenses relating to business optimization programs and new systems design and costs or reserves associated with improvements to IT and accounting functions), retention charges (including charges or expenses in respect of incentive plans), system establishment costs and implementation costs) and operating expenses attributable to the implementation of strategic or cost-savings initiatives, and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments) and professional, legal, accounting, consulting and other service fees incurred with any of the foregoing and (b) any charge, expense, cost, accrual or reserve of any kind associated with acquisition related litigation and settlements thereof;
(5)   (a) at the election of the Issuer with respect to any quarterly period, the cumulative effect of a change in law, regulation or accounting principles and changes as a result of the adoption or modification of accounting policies, (b) subject to the last paragraph of the definition of “GAAP,” the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period (including any impact resulting from an election by the Issuer to apply IFRS or other Accounting Changes) and (c) any costs, charges, losses, fees or expenses in connection with the implementation or tracking of such changes or modifications specified in the foregoing clauses (a) and (b);
(6)   (a) any equity-based or non-cash compensation or similar charge, cost or expense or reduction of revenue, including any such charge, cost, expense or reduction arising from any grant of stock, stock appreciation or similar rights, stock options, restricted stock, phantom equity, profits interests or other interests, or other rights or equity- or equity based incentive programs (“equity incentives”), any income (loss) associated with the equity incentives or other long-term incentive compensation plans (including under deferred compensation arrangements of the Issuer or Subsidiary and any positive investment income with respect to funded deferred compensation account balances), roll-over, acceleration or payout of Capital Stock by employees, directors, officers, managers, contractors, consultants, advisors or business partners (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer or Subsidiary, and any cash awards granted to employees of the Issuer and its Subsidiaries in replacement for forfeited awards, (b) any non-cash losses realized in such period in connection with adjustments to any employee benefit plan due to changes in estimates, actuarial assumptions, valuations, studies or judgments or non-cash compensation expense resulting from the application of Accounting Standards Codification Topic 718, Compensation — Stock Compensation and (c) any net pension or post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, amortization of such amounts arising in prior periods, amortization of the unrecognized obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards No. 87, 106 and 112, and any other item of a similar nature;
(7)   any income (loss) from the extinguishment, conversion or cancellation of Indebtedness, Hedging Obligations or other derivative instruments (including deferred financing costs written off, premiums paid or other expenses incurred);
(8)   any unrealized or realized gains or losses in respect of any Hedging Obligations or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions;
(9)   any fees, losses, costs, expenses or charges incurred during such period (including any transaction, retention bonus or similar payment), or any amortization thereof for such period, in connection with (a) any acquisition, recapitalization, Investment, disposition, issuance or repayment of Indebtedness (including such fees, expense or charges related to the offering, issuance and rating of the Notes, other securities and any Credit Facilities), issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (including the issuance of the Notes, any amendment or other modification of the Notes, other securities and any Credit Facilities), in each case, including any such transaction consummated prior to, on or after the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with Accounting Standards Codification Topic 805 — Business Combinations and any adjustments resulting from the application of Accounting Standards Codification Topic 460 — Guarantees or any related pronouncements) and (b) complying with the requirements under, or making elections permitted by, the documentation governing any Indebtedness;
(10)   any unrealized or realized gain or loss resulting in such period from currency translation increases or decreases or transaction gains or losses, including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency risk), intercompany balances, other balance sheet items, Hedging Obligations or other obligations of the Issuer or any Subsidiary owing to the Issuer or any Subsidiary and any other realized or unrealized foreign exchange gains or losses relating to the translation of assets and liabilities denominated in foreign currencies;
(11)   any unrealized or realized income (loss) or non-cash expense attributable to movement in mark-to-market valuation of foreign currencies, Indebtedness or derivative instruments pursuant to GAAP;

(12)   effects of adjustments (including the effects of such adjustments pushed down to such Person and its Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP and related pronouncements, including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, loans, leases, goodwill, intangible assets, in-process research and development, deferred revenue (including deferred costs related thereto and deferred rent) and debt line items thereof, resulting from the application of acquisition method accounting, recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition (by merger, consolidation, amalgamation or otherwise), joint venture investment or other Investment or the amortization or write-off or write-down of any amounts thereof;
(13)   any impairment charge, write-off or write-down, including impairment charges, write-offs or write-downs related to intangible assets, long-lived assets, goodwill, investments in debt or equity securities (including any losses with respect to the foregoing in bankruptcy, insolvency or similar proceedings) and investments recorded using the equity method or as a result of a change in law or regulation and the amortization of intangibles arising pursuant to GAAP;
(14)   (a) accruals and reserves (including contingent liabilities) that are established or adjusted within eighteen months after the closing of any acquisition or disposition that are so required to be established or adjusted as a result of such acquisition or disposition in accordance with GAAP, or changes as a result of adoption or modification of accounting policies and (b) earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments;
(15)   any income (loss) related to any realized or unrealized gains and losses resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment (including embedded derivatives in customer contracts), and the application of Accounting Standards Codification Topic 815 — Derivatives and Hedging and its related pronouncements or mark to market movement of other financial instruments pursuant to Accounting Standards Codification Topic 825 — Financial Instruments, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP;
(16)   [reserved];
(17)   the amount of (x) Board of Director (or equivalent thereof) fees, management, monitoring, consulting, refinancing, transaction, advisory and other fees (including exit and termination fees) and indemnities, costs and expenses paid or accrued in such period to (or on behalf of) any member of the Board of Directors (or the equivalent thereof) of the Issuer, any of its Subsidiaries and (y) payments made to option holders of the Issuer in connection with, or as a result of, any distribution being made to equityholders of such Person, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity;
(18)   the amount of loss or discount on sale of Securitization Assets, Receivables Assets and related assets in connection with a Qualified Securitization Financing or Receivables Facility; and
(19)   (i) payments to third parties in respect of research and development, including amounts paid upon signing, success, completion and other milestones and other progress payments, to the extent expensed and (ii) effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates).
In addition, to the extent not already excluded (or included, as applicable) from the Consolidated Net Income of such Person and its Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall be increased by the amount of: (i) any expenses, charges or losses that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed and only to the extent that such amount is in fact reimbursed within 365 days of the date of such evidence (net of any amount so added back in a prior period to the extent not so reimbursed within the applicable 365-day period) and (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such evidence (net of any amount so added back in a prior period to the extent not so reimbursed within the applicable 365-day period), expenses, charges or losses with respect to liability or Casualty Events or business interruption.
“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) the sum of (a) Consolidated Total Indebtedness secured by a Lien as of such date and (b) without duplication, the Reserved Indebtedness Amount secured by a Lien as of such date to (y) LTM EBITDA.
Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio basket based on the Consolidated Secured Leverage Ratio, such ratio(s) shall be calculated with respect to such incurrence, issuance or other transaction without giving effect to amounts being utilized under any other basket (other than a ratio basket based on the Consolidated Secured Leverage Ratio) on the same date. Each item of Indebtedness that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant Consolidated Secured Leverage Ratio test.
Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio basket based on a Consolidated Secured Leverage Ratio, such ratio(s) shall be calculated without regard to the incurrence of any Indebtedness under any revolving facility or letter of credit facility (1) immediately prior to or in connection therewith or (2) used to finance working capital needs of the Issuer and its Subsidiaries.
For purposes of making the computation referred to above, any Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, and disposed operations that have been made by the Issuer or any of its Subsidiaries, prior to such determination date (the “reference period”) or subsequent to the reference period and on or prior to or simultaneously with the reference period but prior to or simultaneously with the event for which the calculation of the Consolidated Secured Leverage Ratio is made (the “Calculation Date”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, and disposed operations (and the change in any associated change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person that subsequently became a Subsidiary or was merged or amalgamated with or into the Issuer or any of its Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, or disposed operation that would have required adjustment pursuant to this definition, then the Consolidated Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation had occurred at the beginning of the reference period.
For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Issuer (and may include, for the avoidance of doubt, cost savings, operating expenses reductions and synergies resulting from such transactions which is being given pro forma effect. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire reference period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the reference period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Issuer may designate.
“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to (a) the aggregate principal amount of outstanding Indebtedness for borrowed money (excluding Indebtedness with respect to Cash Management Obligations and intercompany Indebtedness), plus (b) the aggregate principal amount of Capitalized Lease Obligations, Purchase Money Obligations and unreimbursed drawings under letters of credit of the Issuer and its Subsidiaries outstanding on such date (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Indebtedness until five Business Days after such amount is drawn), with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Consolidated Secured Leverage Ratio.” For the avoidance of doubt, Consolidated Total Indebtedness shall exclude Indebtedness in respect of any Receivables Facility or Securitization Facility.
“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any Non-Financing Lease Obligation, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:
(1)   to purchase any such primary obligation or any property constituting direct or indirect security therefor;
(2)   to advance or supply funds:
(a)   for the purchase or payment of any such primary obligation; or
(b)   to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or
(3)   to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Issuer and/or other companies.
“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of January 4, 2021, among CrowdStrike Holdings, Inc., as guarantor, CrowdStrike, Inc., as borrower, Silicon Valley Bank and the other lenders party thereto, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder, in whole or in part), the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or one or more successors to the Credit Agreement or one or more new credit agreements.
“Credit Facility” means, with respect to the Issuer or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including the Credit Agreement or commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original Credit Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.
“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:
(1)   matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or
(2)   is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, however, that if such Capital Stock is issued to any future, current or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries, or any other entity in which the Issuer or a Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof) or any other plan for the benefit of current, former or future employees (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer or its Subsidiaries or by any such plan to such employees (or their respective Controlled Investment Affiliates or Immediate Family Members), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Dollars” or “$” means the lawful currency of the United States of America.
“Domestic Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than a Foreign Subsidiary.
“DTC” means The Depository Trust Company or any successor securities clearing agency.
“Equity Offering” means (i) a sale of Capital Stock (other than through the issuance of Disqualified Stock) other than (a) offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions or other securities of the and (b) issuances of Capital Stock to any Subsidiary of the Issuer or (ii) a cash equity contribution to the Issuer.
“euro” means the single currency of participating member states of the economic and monetary union as contemplated in the Treaty on European Union.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“fair market value” may be conclusively established by means of an Officer’s Certificate or resolutions of the Board of Directors setting out such fair market value as determined by such Officer or such Board of Directors in good faith.
“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.
“Fixed Charges” means, with respect to any Person for any period, the sum of (without duplication):
(1)   Consolidated Interest Expense of such Person for such period;
(2)   all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Subsidiary of such Person during such period; and
(3)   all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person during such period.
“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States of America or any state thereof, or the District of Columbia.
“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided that all terms of an accounting or financial nature used in the Indenture shall be construed, and all computations of amounts and ratios referred to in the Indenture shall be made (a) without giving effect to any election under Accounting Standards Codification Topic 825 — Financial Instruments, or any successor thereto or comparable accounting principle (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Issuer or any Subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations. At any time after the Issue Date, the Issuer may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the Indenture); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Issuer’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Issuer shall give notice of any such election made in accordance with this definition to the Trustee. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.
If there occurs a change in IFRS or GAAP, as the case may be, and such change would cause a change in the method of calculation of any standards, terms or measures used in the Indenture (an “Accounting Change”), then the Issuer may elect that such standards, terms or measures shall be calculated as if such Accounting Change had not occurred.
“Guarantee” means, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:
(1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or
(2)   entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include (x) endorsements for collection or deposit in the ordinary course of business or consistent with past practice and (y) standard contractual indemnities or product warranties provided in the ordinary course of business, and provided, further, that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor” means any Subsidiary that Guarantees the Notes, until such Note Guarantee is released in accordance with the terms of the Indenture.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.
“Holder” means each Person in whose name the Notes are registered on the registrar’s books, which shall initially be the nominee of DTC.
“IFRS” means the international financial reporting standards as issued by the International Accounting Standards Board as in effect from time to time.
“Immaterial Subsidiary” means, at any date of determination, each Subsidiary of the Issuer that (i) has not guaranteed any other Indebtedness of the Issuer and (ii) has Total Assets and revenues of less than 5.0% of Total Assets or revenues, as the case may be, and, together with all other Immaterial Subsidiaries (as determined in accordance with GAAP), has Total Assets and revenues of less than 10.0% of Total Assets or revenues, as the case my be, in each case, measured at the end of the most recent fiscal period for which consolidated financial statements are available (which may be internal consolidated financial statements) and revenues on a pro forma basis giving effect to any acquisitions or dispositions of companies, division or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such Subsidiary.
“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships, the estate of such individual and such other individuals above) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.
“incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be incurred by such Subsidiary at the time it becomes a Subsidiary and the terms “incurred” and “incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “incurred” at the time any funds are borrowed thereunder.
“Indebtedness” means, with respect to any Person on any date of determination (without duplication):
(1)   the principal of indebtedness of such Person for borrowed money;

(2)   the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(3)   all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of incurrence);
(4)   the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables or similar obligations, including accrued expenses owed, to a trade creditor), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;
(5)   Capitalized Lease Obligations of such Person;
(6)   the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);
(7)   the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Issuer) and (b) the amount of such Indebtedness of such other Persons;
(8)   Guarantees by such Person of the principal component of Indebtedness of the type referred to in clauses (1), (2), (3), (4), (5) and (9) of other Persons to the extent Guaranteed by such Person; and
(9)   to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement);
with respect to clauses (1), (2), (3), (4) and (5) above, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.
The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness. Indebtedness shall be calculated without giving effect to the effects of Accounting Standards Codification Topic 815 — Derivatives and Hedging and related pronouncements to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.
Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:
(i)   Contingent Obligations incurred in the ordinary course of business or consistent with past practice, other than Guarantees or other assumptions of Indebtedness;
(ii)   Cash Management Obligations;
(iii)   any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date, Non-Financing Lease Obligations or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice;

(iv)   obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice;
(v)   in connection with the purchase by the Issuer or any Subsidiary of any business, any deferred or prepaid revenue, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;
(vi)   for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes;
(vii)   obligations under or in respect of Qualified Securitization Financing or Receivables Facilities;
(viii)   [reserved];
(ix)   Capital Stock (other than in the case of clause (6) above, Disqualified Stock); or
(x)   amounts owed to dissenting stockholders (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with the covenant described under “— Merger and consolidation.”
“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of advances, loans or other extensions of credit (excluding (i) accounts receivable, trade credit, advances or extensions of credit to customers, suppliers, future, present or former directors, officers, employees, managers, contractors, consultants or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Person in the ordinary course of business or consistent with past practice, (ii) any debt or extension of credit represented by a bank deposit other than a time deposit, (iii) intercompany advances arising from cash management, tax and accounting operations and (iv) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice will not be deemed to be an Investment.
The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash and Cash Equivalents by the Issuer or a Subsidiary in respect of such Investment to the extent such amounts do not increase any other baskets under the Indenture.
“Investment Grade Securities” means:
(1)   securities issued or directly and fully Guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);
(2)   securities issued or directly and fully guaranteed or insured by the Canadian, United Kingdom or Japanese governments, a member state of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);
(3)   debt securities or debt instruments with a rating of “BBB-” or higher from S&P or Fitch or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s, S&P or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;
(4)   investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution; and
(5)   corresponding instruments in countries other than the United States customarily utilized for high quality investments.
“Investment Grade Status” shall occur when the Notes receive two of the following:
(1)   a rating of “BBB-” or higher from S&P;
(2)   a rating of “Baa3” or higher from Moody’s; or
(3)   a rating of “BBB-” or higher from Fitch;
or the equivalent of such rating by such rating organization or, if no rating of S&P, Moody’s or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.
“Issue Date” means January 20, 2021.
“LCT Election” has the meaning set forth in the covenant described under “— Certain covenants — Financial calculations for limited condition transactions and otherwise.”
“LCT Test Date” has the meaning set forth in the covenant described under “— Certain covenants — Financial calculations for limited condition transactions and otherwise.”
“Lien” means any mortgage, pledge, security interest, encumbrance, lien, hypothecation or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall Non-Financing Lease Obligations be deemed to constitute a Lien.
“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise and which may include, for the avoidance of doubt, a transaction that may constitute a Change of Control), whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, (3) any asset sale or disposition and (4) a “Permitted Change of Control.”
“LTM EBITDA” means Consolidated EBITDA of the Issuer measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements are available (which may be internal financial statements), in each case with such pro forma adjustments giving effect to such Indebtedness, acquisition or Investment, as applicable, since the start of such four quarter period and as are consistent with the pro forma adjustments set forth in the definition of “Consolidated Secured Leverage Ratio.”
“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.
“Nationally Recognized Statistical Rating Organization” means a “nationally recognized statistical rating organization” as such term is defined for purposes of Section 3(a)(62) of the Exchange Act.
“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.
“Non-Guarantor” means any Subsidiary of the Issuer that is not a Guarantor.

“Note Documents” means the Notes (including Additional Notes), the Note Guarantees and the Indenture.
“Obligations” means any principal, interest (including Post-Petition Interest and fees accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Guarantor whether or not a claim for Post-Petition Interest or fees is allowed in such proceedings), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.
“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Assistant Treasurer, any Managing Director, the Secretary or any Assistant Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of the Indenture by the Board of Directors of such Person.
“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.
“Opinion of Counsel” means a written opinion from legal counsel who is reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Issuer or its Subsidiaries.
“Paying Agent” means any Person authorized by the Issuer to pay the principal of (and premium, if any) or interest on any Note on behalf of the Issuer.
“Permitted Change of Control” means any Change of Control that does not constitute a Change of Control Triggering Event.
“Permitted Change of Control Costs” means all fees, costs and expenses incurred or payable by the Issuer or any of its Subsidiaries in connection with a Permitted Change of Control.
“Permitted Liens” means, with respect to any Person:
(1)   Liens on assets or property of a Subsidiary that is not a Guarantor securing Indebtedness and other Obligations of any Subsidiary that is not a Guarantor;
(2)   pledges, deposits or Liens (a) in connection with workmen’s compensation laws, payroll taxes, unemployment insurance laws, employers’ health tax and other social security laws or similar legislation or other insurance related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), (b) securing liability, reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments) for the benefit of insurance carriers under insurance or self-insurance arrangements or otherwise supporting the payments of items set forth in the foregoing clause (a), or (c) in connection with bids, tenders, completion guarantees, contracts, leases, utilities, licenses, public or statutory obligations, or to secure the performance of bids, trade contracts, government contracts and leases, statutory obligations, surety, stay, indemnity, warranty, release, judgment, customs, appeal, performance bonds, guarantees of government contracts, return of money bonds, bankers’ acceptance facilities and obligations of a similar nature (including those to secure health, safety and environmental obligations), and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case incurred in the ordinary course of business or consistent with past practice;
(3)   Liens with respect to outstanding motor vehicle fines and Liens imposed by law or regulation, including carriers’, warehousemen’s, mechanics’, landlords’, suppliers’, materialmen’s, repairmen’s, architects’, construction contractors’ or other similar Liens, in each case for amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith by appropriate proceedings;
(4)   Liens for taxes, assessments or other governmental charges that are not overdue for a period of more than 60 days or not yet payable or subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP (or other applicable accounting principles) have been made in respect thereof, or for property taxes on property of the Issuer or one of its Subsidiaries has determined to abandon if the sole recourse for such tax is to such property;
(5)   encumbrances, charges, ground leases, easements (including reciprocal easement agreements), survey exceptions, restrictions, encroachments, protrusions, by-law, regulation, zoning restrictions or reservations of, or rights of others for, licenses, rights of way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties, exceptions on title policies insuring Liens granted on any mortgaged properties or any other collateral or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, including servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other similar agreements, charges or encumbrances, which do not in the aggregate materially interfere with the ordinary course conduct of the business of the Issuer and its Subsidiaries, taken as a whole;
(6)   Liens (a) securing Hedging Obligations, Cash Management Obligations and the costs thereof; (b) that are rights of set-off, rights of pledge or other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business or consistent with past practice, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer or any Subsidiary or consistent with past practice or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any Subsidiary in the ordinary course of business or consistent with past practice; (c) on cash accounts with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with past practice and not for speculative purposes; and (e) (i) of a collection bank arising under Section 4-210 of the UCC or any comparable or successor provision on items in the course of collection and (ii) in favor of a banking or other financial institution or electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms and conditions of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not secure any Indebtedness;
(7)   leases, licenses, subleases and sublicenses of assets (including real property, intellectual property, software and other technology rights), in each case entered into in the ordinary course of business, consistent with past practice or, with respect to intellectual property, software and other technology rights, that are not material to the conduct of the business of the Issuer and its Subsidiaries, taken as a whole;
(8)   Liens securing or otherwise arising out of judgments, decrees, attachments, orders or awards not giving rise to an Event of Default under clause (6) under “— Events of default”;
(9)   Liens (a) securing Capitalized Lease Obligations, or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing Indebtedness or other Obligations incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that any such Liens may not extend to any assets or property of the Issuer or any Subsidiary other than assets and property affixed or appurtenant thereto and accessions, additions, improvements, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof and (b) any interest or title of a lessor, sublessor, franchisor, licensor or sublicensor or secured by a lessor’s, sublessor’s, franchisor’s, licensor’s or sublicensor’s interest under any Capitalized Lease Obligations or Non-Financing Lease Obligations;
(10)   Liens arising from UCC financing statements, including precautionary financing statements (or similar filings) regarding operating leases or consignments entered into by the Issuer and its Subsidiaries;

(11)   Liens existing on the Issue Date, excluding Liens securing the Credit Agreement;
(12)   Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Subsidiary (or at the time the Issuer or a Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, amalgamation, consolidation or other business combination transaction with or into the Issuer or any Subsidiary); provided, however, that such Liens are not created in anticipation of such other Person becoming a Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the Obligations relating to any Indebtedness or other obligations to which such Liens relate;
(13)   Liens securing Obligations relating to any Indebtedness or other obligations of the Issuer or a Subsidiary owing to the Issuer or another Subsidiary, or Liens in favor of the Issuer or any Subsidiary or the Trustee;
(14)   Liens securing Indebtedness incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under the Indenture; provided that any such Lien is limited to all or part of the same property or assets (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Obligations relating to the Indebtedness or other obligations being refinanced or is in respect of property or assets that is or could be the security for or subject to a Permitted Lien hereunder;
(15)   (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Issuer or any Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;
(16)   any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
(17)   Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;
(18)   Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business or consistent with past practice;
(19)   Liens securing Indebtedness and other Obligations in respect of (a) Credit Facilities, (including the Credit Agreement) in an aggregate principal amount at any time outstanding not to exceed $1,000.0 million and (b) obligations of the Issuer or any Subsidiary in respect of any Cash Management Obligation or Hedging Obligation provided by any lender party to any Credit Facility or Affiliate of such lender (or any Person that was a lender or an Affiliate of a lender at the time the applicable agreements in respect of such Cash Management Obligation or Hedging Obligation were entered into);
(20)   Liens securing Acquired Indebtedness; provided that such Liens shall only be permitted if such Liens are limited to all or part of the same property or assets, including Capital Stock (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such

Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) acquired, or of any Person acquired or merged, consolidated or amalgamated with or into the Issuer or any Subsidiary, in any transaction to which such Indebtedness or other Obligation relates;
(21)   Liens securing Indebtedness and other Obligations of any Non-Guarantor covering only assets of such Subsidiary;
(22)   [reserved];
(23)   Liens deemed to exist in connection with Investments permitted under clause (4) of the definition of “Cash Equivalents”;
(24)   Liens on (i) goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Issuer or any Subsidiary or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments and (ii) specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(25)   Liens on vehicles or equipment of the Issuer or any Subsidiary in the ordinary course of business or consistent with past practice;
(26)   Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by the Indenture;
(27)   (a) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto, and (b) Liens, pledges, deposits made or other security provided to secure liabilities to, or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of), insurance carriers in the ordinary course of business or consistent with past practice;
(28)   Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted under the Indenture;
(29)   Liens (i) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted under the Indenture to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment (including any letter of intent or purchase agreement with respect to such Investment), and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in an asset sale, in each case, solely to the extent such Investment or sale, transfer, lease or other disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(30)   Liens securing Indebtedness and other Obligations in an aggregate principal amount not to exceed the greater of (a) $150.0 million and (b) 30.0% of LTM EBITDA at the time incurred;
(31)   Liens securing Indebtedness; provided that with respect to liens securing Indebtedness permitted under this clause, at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio would be no greater than 4.00 to 1.00;
(32)   Liens deemed to exist in connection with Investments in repurchase agreements; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;
(33)   Liens arising in connection with a Qualified Securitization Financing or a Receivables Facility;
(34)   [reserved];

(35)   rights of recapture of unused real property in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any government, statutory or regulatory authority;
(36)   the rights reserved to or vested in any Person or government, statutory or regulatory authority by the terms of any lease, license, franchise, grant or permit held by the Issuer or any Subsidiary or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;
(37)   restrictive covenants affecting the use to which real property may be put and Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not interfere with the ordinary conduct of the business of the Issuer or any Subsidiary;
(38)   Liens on property, assets or Investments used to defease or to satisfy or discharge Indebtedness; provided such defeasance, satisfaction or discharge is not prohibited by the Indenture;
(39)   Liens relating to escrow arrangements securing Indebtedness, including (i) Liens on escrowed proceeds from the issuance of Indebtedness for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, arrangers, trustee or collateral agent thereof) and (ii) Liens on cash or Cash Equivalents set aside at the time of the incurrence of any Indebtedness, in either case to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance of such Indebtedness) and are held in an escrow account or similar arrangement to be applied for such purpose; and
(40)   Liens securing the Notes (other than any Additional Notes) and the related Guarantees.
In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Issuer in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with the Indenture and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of Permitted Lien to which such Permitted Lien has been classified or reclassified.
“Permitted Plan” means any employee benefits plan of the Issuer or any of its Affiliates and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.
“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.
“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
“Public Company Costs” means, as to any Person, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act or any other comparable body of laws, rules or regulations, as companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to enhanced accounting functions and investor relations, stockholder meetings and reports to stockholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, listing fees and other transaction costs, in each case to the extent arising solely by virtue of the listing of such Person’s equity securities on a national securities exchange or issuance of public debt securities.
“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, expansion, construction, installation, replacement, repair or improvement of property (real or personal), equipment or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets, or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.
“Qualified Securitization Financing” means any Securitization Facility that meets the following conditions: (i) the Board of Directors shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and its Subsidiaries, (ii) all sales of Securitization Assets and related assets by the Issuer or any Subsidiary to the Securitization Subsidiary or any other Person are made for fair consideration (as determined in good faith by the Issuer) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be fair and reasonable terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.
“Rating Agencies” means S&P, Moody’s and Fitch or if no rating of S&P, Moody’s or Fitch is publicly available, as the case may be, the equivalent of such rating selected by the Issuer by any other Nationally Recognized Statistical Ratings Organization.
“Ratings Decline Period” means the period that (i) begins on the earlier of (a) a Change of Control or (b) the first public notice of the intention by the Issuer or another party to effect a Change of Control and (ii) ends 60 days following the consummation of such Change of Control; provided, that such period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies.
“Ratings Event” means (a) a downgrade by one or more gradations (including gradations within ratings categories as well as between categories) or withdrawal of the rating of the Notes, in each case within the Ratings Decline Period, by any of the Rating Agencies if the applicable Rating Agencies shall have put forth a public statement to the effect that such downgrade is attributable in whole or in part to the applicable Change of Control and (b) the Notes do not have an Investment Grade Status (as reflected in clauses (1), (2) and (3) of the definition thereof but without reference to the lead-in thereto) from any one of the Rating Agencies at such time.
“Receivables Assets” means (a) any accounts receivable owed to the Issuer or a Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement.
“Receivables Facility” means an arrangement between the Issuer or a Subsidiary and a commercial bank, an asset based lender or other financial institution or an Affiliate thereof pursuant to which (a) the Issuer or such Subsidiary, as applicable, sells (directly or indirectly) to such commercial bank, asset based lender or other financial institution (or such Affiliate) Receivables Assets and (b) the obligations of the Issuer or such Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to the Issuer and such Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangements.
“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in the Indenture shall have a correlative meaning.
“Reserved Indebtedness Amount” has the meaning set forth in the covenant described under “— Certain covenants — Financial calculations for limited condition transactions and otherwise.”

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.
“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Issuer or any of the Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Subsidiary to a third Person in contemplation of such leasing.
“SEC” means the Securities and Exchange Commission or any successor thereto.
“Secured Indebtedness” means any Indebtedness secured by a Lien other than Indebtedness with respect to Cash Management Obligations.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.
“Securitization Asset” means (a) any accounts receivable, mortgage receivables, loan receivables, royalty, franchise fee, license fee, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof and (b) all collateral securing such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts or assets in connection with a securitization, factoring or receivable sale transaction.
“Securitization Facility” means any of one or more securitization, financing, factoring or sales transactions, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Issuer or any of the Subsidiaries sells, transfers, pledges or otherwise conveys any Securitization Assets (whether now existing or arising in the future) to a Securitization Subsidiary or any other Person.
“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or Receivables Asset or participation interest therein issued or sold in connection with, and other fees, expenses and charges (including commissions, yield, interest expense and fees and expenses of legal counsel) paid in connection with, any Qualified Securitization Financing or Receivables Facility.
“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets or Receivables Assets in a Qualified Securitization Financing or a Receivables Facility to repurchase or otherwise make payments with respect to Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Securitization Subsidiary” means any Subsidiary of the Issuer in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings or Receivables Facilities and other activities reasonably related thereto or another Person formed for this purpose.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(2) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.
“Standard Securitization Undertakings” means representations, warranties, covenants, guarantees and indemnities entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Securitization Facility or Receivables Facility, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a Receivables Facility, a non-credit related recourse accounts receivable factoring arrangement.
“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.
“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Issue Date or thereafter incurred) which is expressly subordinated in right of payment to the Notes pursuant to a written agreement.
“Subsidiary” means, with respect to any Person:
(1)   any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof;
(2)   any partnership, joint venture, limited liability company or similar entity of which:
(a)   more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and
(b)   such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; or
(3)   at the election of the Issuer, any partnership, joint venture, limited liability company or similar entity of which such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
“Total Assets” means, as of any date, the total consolidated assets of the Issuer and its Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Issuer and its Subsidiaries, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of “Consolidated Secured Leverage Ratio.”
“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.
“UCC” means the Uniform Commercial Code (or equivalent statute) as in effect from time to time in the State of New York; provided, however, that at anytime, if by reason of mandatory provisions of law, any or all of the perfection or priority of a collateral agent’s security interest in any item or portion of the collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.
“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the Issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.
“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

Material U.S. federal income tax considerations
The following are the material U.S. federal income tax consequences of ownership and disposition of the notes. This discussion applies only to notes that are:
•
held by those initial investors who purchased such notes in this offering at the “issue price” (i.e., the first price at which a substantial amount of the notes is sold to the investors for cash, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agencies or wholesalers); and

•
held as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe any state, local or non-U.S. tax consequences or any U.S. federal tax consequences other than income tax consequences (such as estate or gift tax consequences). This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to a holder in light of the holder’s particular circumstances, including alternative minimum tax or Medicare contribution tax consequences, or tax consequences applicable to holders subject to special rules, such as:
•
banks or other financial institutions;

•
insurance companies;

•
dealers in securities;

•
persons holding notes as part of a “straddle,” integrated transaction or similar transaction;

•
persons required for U.S. federal income tax purposes to conform the timing of income accruals with respect to the notes to their financial statements under Section 451(b) of the Code;

•
U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•
U.S. expatriates;

•
entities classified as partnerships for U.S. federal income tax purposes (and investors in such entities); or

•
tax-exempt entities.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships considering an investment in the notes and partners in such partnerships should consult their tax advisors as to their particular U.S. federal income tax consequences of holding and disposing of the notes.
This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to or different interpretations of any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly on a retroactive basis. Persons considering the purchase of notes should consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
Potential contingent payment debt treatment
Under certain circumstances, CrowdStrike may pay holders amounts in excess of the stated interest and principal payable on the notes or in advance of their scheduled payment dates. For instance, CrowdStrike would be required to offer to repurchase notes in the circumstances described under “Description of Notes — Change of control.” Although the issue is not free from doubt, CrowdStrike intends to take the position that the possibility of such contingencies does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. CrowdStrike’s position is binding on a holder subject to U.S. federal income taxation, but not binding on the Internal Revenue Service (“IRS”). If the IRS successfully takes a contrary position,

U.S. Holders and Non-U.S. Holders (as defined below) subject to U.S. federal income tax would be required to treat any gain recognized on the sale or other disposition of the notes as ordinary income rather than as capital gain. Furthermore, U.S. Holders and Non-U.S. Holders subject to U.S. federal income tax would be required to accrue interest income on a constant-yield basis at an assumed yield determined at the time of issuance of the notes, with adjustments to such accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield. U.S. Holders and Non-U.S. Holders subject to U.S. federal income tax should consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.
Tax consequences to u.s. holders
As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States, any state thereof or the District of Columbia; or

•
an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Stated interest. Stated interest on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. It is expected, and therefore this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. If, however, the notes’ principal amount exceeds the issue price by a specified de minimis amount or more, as determined under applicable Treasury Regulations, a U.S. Holder, regardless of its method of accounting for U.S. federal income tax purposes, will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant-yield method based on a compounding of interest before the receipt of cash payments attributable to this income.
Sale, exchange, redemption, retirement or other taxable disposition of the notes. Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference, if any, between the amount realized on such disposition of the note and the U.S. Holder’s tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued stated interest. Amounts attributable to accrued stated interest are treated as interest as described under “— Stated interest” above. A U.S. Holder’s tax basis in a note generally is the cost paid for the note. Gain or loss recognized on the sale, exchange, redemption, retirement or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of such disposition the note has been held for more than one year. Long term capital gains recognized by non-corporate U.S. Holders are subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.
Backup withholding and information reporting. Information returns generally will be filed with the IRS in connection with payments of interest on the notes and the proceeds from a sale, exchange, redemption, retirement or other disposition of the notes. A U.S. Holder will be subject to backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the applicable withholding agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.
Tax consequences to non-u.s. holders
As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust, in each case, that is not a U.S. Holder.

“Non-U.S. Holder” does not include a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition of the notes. Such a holder should consult his or her own tax advisor regarding the U.S. federal income tax consequences of the ownership and disposition of the notes.
Payments on the notes. Subject to the discussions below concerning backup withholding and FATCA, payments of principal, interest and premium (if any) on the notes to a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest,
•
the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of stock of CrowdStrike possessing the total combined voting power of all classes of such stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to CrowdStrike through stock ownership;

•
the interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States; and

•
the beneficial owner of the note certifies on a properly executed IRS Form W-8BEN or Form W8BEN-E, under penalties of perjury, that it is not a United States person.

If a Non-U.S. Holder cannot meet the above requirements, such Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% (or lower applicable treaty rate) on any payments of interest on the notes that are not effectively connected with the conduct of a United States trade or business. To claim a reduction in or exemption from such withholding under an applicable treaty, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E claiming such entitlement.
If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest on a note is effectively connected with the conduct of this trade or business, unless an applicable income tax treaty provides otherwise, payments of interest to the Non-U.S. Holder will be exempt from the withholding tax discussed in the preceding paragraph and generally will be taxed in the same manner as payments of interest to a U.S. Holder (see “Tax Consequences to U.S. Holders” above), except that the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or other applicable form) in order to claim an exemption from the withholding tax discussed in the preceding paragraph. Non-U.S. Holders should consult their own tax advisors regarding whether an applicable income tax treaty provides for a different result and regarding other U.S. tax consequences of the ownership and disposition of notes, including for a corporate Non-U.S. Holder the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) on its effectively connected earnings and profits, subject to adjustments.
Sale, exchange, redemption, retirement or other taxable disposition of notes. Subject to the discussions below concerning backup withholding and FATCA, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain recognized on a sale, exchange, redemption, retirement or other taxable disposition of notes (other than with respect to amounts attributable to accrued interest which will be subject to tax in the manner described above), unless the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States.
If a Non-U.S. Holder is engaged in a trade or business in the United States and gain recognized by the Non-U.S. Holder on a sale, exchange, redemption, retirement or other taxable disposition of notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), unless an applicable income tax treaty provides otherwise. Non-U.S. Holders whose gain from a disposition of a note may be effectively connected with the conduct of a trade or business in the United States should consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of an additional branch profits tax imposed at a rate of 30% (or a lower treaty rate) on its effectively connected earnings and profits, subject to adjustments.
Backup withholding and information reporting. Information returns will be filed with the IRS in connection with payments of interest on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes (including a retirement or redemption) and the Non-U.S. Holder may be subject to backup withholding on payments of interest on the notes or on the proceeds from a sale or other disposition of the notes. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.
FATCA
Provisions commonly referred to as “FATCA” impose U.S. federal withholding of 30% on payments of interest on the notes to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities (whether such foreign financial institutions or other non-U.S. entities are beneficial owners or intermediaries) unless various U.S. information reporting, withholding and due diligence requirements (generally relating to ownership by U.S. persons of equity or debt interests in or accounts with those entities) have been satisfied, or an exemption applies. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld (in excess of its U.S. federal income tax liability) by filing a U.S. federal income tax return (which may entail significant administrative burden).
Although existing FATCA regulations would also impose withholding on payments of gross proceeds from the sale or other disposition (including a retirement or redemption) of the notes, under proposed regulations (the preamble to which provides that taxpayers may rely on them pending finalization), no such withholding on gross proceeds would apply. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in the notes.

Underwriting
We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. J.P. Morgan Securities LLC is acting as representative of the underwriters. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table opposite the name of such underwriter.
Underwriters	Principal amount of notes
J.P. Morgan Securities LLC	$330,000,000
Barclays Capital Inc.	75,000,000
BofA Securities, Inc.	75,000,000
Citigroup Global Markets Inc.	75,000,000
Goldman Sachs & Co. LLC	51,000,000
Credit Suisse Securities (USA) LLC	24,000,000
HSBC Securities (USA) Inc.	24,000,000
Mizuho Securities USA LLC	24,000,000
SVB Leerink LLC	24,000,000
Truist Securities, Inc.	24,000,000
Wells Fargo Securities, LLC	24,000,000
Total	$750,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us, are several and not joint. The underwriting agreement provides that the underwriters have agreed to purchase all of the notes being offered, if any are purchased. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. The underwriters may allow, and such other dealers may reallow, a concession not in excess of 0.25% of the principal amount of the notes to certain other dealers.
The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes):
Paid by us
Per Note	1.250%
Total	$9,375,000

We estimate that our total expenses for this offering, not including the underwriting discount, will be $2.6 million.
The notes are a new issue of securities with no established trading market. We will not apply for listing of the notes on any securities exchange or any automated dealer quotation system. We have been advised by certain of the underwriters that the underwriters currently intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.
In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.
These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes.
It is expected that delivery of the notes will be made against payment therefor on or about January 20, 2021, which is the fifth business day following the date of pricing of the notes (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding two business days will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.
In the underwriting agreement, we have agreed that:
•
we will not offer or sell any of our debt securities (other than the notes offered pursuant to this prospectus supplement) until 30 days after the date of such underwriting agreement without the prior consent of J.P. Morgan Securities LLC; and

•
we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. Certain of the underwriters or their affiliates are customers of ours and engage in transactions with us or our affiliates in the ordinary course of business.
Certain affiliates of the underwriters act as lenders and/or agents under our Revolving Facility or have other lending relationships with us, certain of the underwriters have acted as underwriters for offerings of our common stock, and certain underwriters and their affiliates may from time to time hold our senior notes for their own account. Certain of the underwriters or their affiliates routinely hedge, certain of the underwriters or their affiliates are likely to hedge or otherwise reduce, and certain other of the underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.
In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.
Selling restrictions
PRIIPs Regulation / Prospectus Directive / Prohibition of sales to EEA retail investors
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.
Prohibition of sales to United Kingdom retail investors
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
Hong Kong
The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or

(iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Japan
The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
Singapore
Neither this prospectus supplement or the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the notes under
Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).
Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Singapore Securities and Futures Act Product Classification — Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Canada
The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) or the accompanying prospectus contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Switzerland
This prospectus supplement does not constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Legal matters
Certain legal matters relating to the notes and the guarantees will be passed upon for us by Davis Polk & Wardwell LLP, Menlo Park, California. Certain legal matters relating to the notes and the guarantees will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.
Experts
The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended January 31, 2020, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Where you can find more information
We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the notes offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are a part of that registration statement, which includes additional information not contained in this prospectus supplement or the accompanying prospectus.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains periodic and current reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.
Incorporation by reference
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus supplement:
•
Current Reports on Form 8-K filed on April 10, 2020, June 18, 2020, July 8, 2020, September 24, 2020, December 3, 2020, and January 5, 2021;

•
Quarterly Reports on Form 10-Q for the quarters ended April 30, 2020, July 31, 2020 and October 31, 2020;

•
Annual Report on Form 10-K for the year ended January 31, 2020; and

•
Definitive Proxy Statement on Schedule 14A filed on May 22, 2020, to the extent specifically incorporated by reference into our Annual Report on Form 10-K for the year ended January 31, 2020.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.
You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (888) 512-8906 or by writing to us at the following address:
CrowdStrike Holdings, Inc.
150 Mathilda Place, Suite 300
Sunnyvale, California 94086
Attn: Investor Relations

PROSPECTUS
CrowdStrike Holdings, Inc.
Class A Common Stock
Preferred Stock
Debt Securities
Guarantees of Debt Securities
Warrants
We may offer from time to time Class A common stock, preferred stock, debt securities, guarantees of debt securities, or warrants in one or more offerings, in amounts, at prices and on terms determined at the time of such offering. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.
This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus and, if applicable, in the information incorporated by reference in this prospectus and related free writing prospectuses at the time of offering. You should read this prospectus, each applicable prospectus supplement, the information incorporated by reference, and any related free writing prospectuses carefully before you make your investment decision.
Our Class A common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “CRWD.” We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.
Investing in these securities involves risks. Before buying our securities, you should carefully read and consider the risks we describe in this prospectus and in any accompanying prospectus supplement, as well as the risk factors that are incorporated by reference into this prospectus and in any accompanying prospectus supplement from our filings made with the Securities and Exchange Commission. See “Risk Factors” beginning on page 3 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is January 11, 2021

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.
Unless otherwise indicated, the terms “CrowdStrike,” the “company,” “us,” “we” and “our” refer to CrowdStrike Holdings, Inc. and its consolidated subsidiaries, unless the context otherwise requires.

i

CROWDSTRIKE HOLDINGS, INC.
We founded CrowdStrike in 2011 to reinvent security for the cloud era. We take a fundamentally new approach to security that leverages the network effects of crowdsourced data applied to modern technologies, such as AI, cloud computing, and graph databases. Realizing that the nature of cybersecurity problems had changed but the solutions had not, we built our CrowdStrike Falcon platform to detect threats and stop breaches.
Our principal executive offices are located at 150 Mathilda Place, Suite 300, Sunnyvale, California 94086, and our telephone number is (888) 512-8906. Our website address is www.crowdstrike.com. Information contained on or accessible through our website is not part of this prospectus.
We will remain an emerging growth company until the earliest of (i) the first fiscal year following the fifth anniversary of our initial public offering, (ii) the first fiscal year after our annual gross revenues exceed $1.07 billion, (iii) the date on which we have, during the immediately preceding three-year period, issued more than $1.0 billion in non-convertible debt securities or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year.
Given that, as of July 31, 2020, the market value of our common stock held by non-affiliates exceeded $700.0 million, we anticipate that we will cease to be an “emerging growth company” as of January 31, 2021.
ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings in amounts, at prices or on terms that will be determined at the time of the offering. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities pursuant to the registration statement of which this prospectus forms a part, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
FORWARD-LOOKING STATEMENTS
This prospectus, any prospectus supplement and the documents incorporated by reference herein or therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained in this prospectus or any prospectus supplement or incorporated by reference herein or therein that are not statements of historical fact may be deemed to be forward-looking statements. For example, the words “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements.
Forward-looking statements involve numerous risks and uncertainties and depend on assumptions, data or methods that may be incorrect or imprecise. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include, but are not limited to, those discussed in the “Risk Factors” section of this prospectus and under the heading “Risk Factors” in the documents incorporated by reference herein. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains periodic and current reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov. Other information about us is also on our website at www.crowdstrike.com. However, except for the information specifically incorporated by reference herein as set forth below, the information on or accessible through the SEC’s website and the information on or accessible through our website do not constitute a part of this prospectus.
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus:
•
Current Reports on Form 8-K filed on April 10, 2020, June 18, 2020, July 8, 2020, September 24, 2020, December 3, 2020, and January 5, 2021;

•
Quarterly Reports on Form 10-Q for the quarters ended April 30, 2020, July 31, 2020 and October 31, 2020;

•
Annual Report on Form 10-K for the year ended January 31, 2020;

•
Definitive Proxy Statement on Schedule 14A filed on May 22, 2020, to the extent specifically incorporated by reference into our Annual Report on Form 10-K for the year ended January 31, 2020; and

•
The description of our outstanding Class A common stock contained in our Registration Statement No. 001-38933 on Form 8-A filed with the SEC on June 7, 2019, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.
You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (888) 512-8906 or by writing to us at the following address:
CrowdStrike Holdings, Inc.
150 Mathilda Place, Suite 300
Sunnyvale, California 94086
Attn: Investor Relations

RISK FACTORS
An investment in our securities involves significant risks. Before purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our most recent Annual Report on Form 10-K, as updated by our subsequent Quarterly Reports on Form 10-Q and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Our business, results of operations or financial condition could be adversely affected by any of these risks or by additional risks and uncertainties not currently known to us or that we currently consider immaterial.

SUPPLEMENTAL GUARANTOR FINANCIAL INFORMATION
The debt securities to be issued under the indenture of CrowdStrike Holdings, Inc. (the “Company”) may be guaranteed on a senior, unsecured basis by CrowdStrike, Inc., a wholly owned subsidiary of the Company (the “subsidiary guarantor”). Any guarantees will be full and unconditional, and may be subject to certain conditions for release, which will be described in a prospectus supplement relating to the offering of such guaranteed debt securities. The other subsidiaries of the Company (the “non-guarantor subsidiaries”) are not registering guarantees of the Company’s debt securities. For a brief description of the general terms of the debt securities that we may offer and the guarantees that the subsidiary guarantor may offer, see the information under the heading “Description of Debt Securities” and “Description of Guarantees” in this prospectus.
The Company conducts its operations almost entirely through its subsidiaries. Accordingly, the Obligor Group’s cash flow and ability to service any guaranteed registered debt securities will depend on the earnings of the Company’s subsidiaries and the distribution of those earnings to the Obligor Group, whether by dividends, loans or otherwise. Holders of the guaranteed registered debt securities will have a direct claim only against the Obligor Group.
Summarized financial information is presented below for the Company and the subsidiary guarantor (the “Obligor Group”) on a combined basis after elimination of intercompany transactions and balances within the Obligor Group and equity in the earnings from and investments in any non-guarantor subsidiary. The summarized financial information of the Obligor Group also includes the amounts of Crowdstrike Services, Inc. which was a separate wholly owned subsidiary of the Company that was merged into Crowdstrike, Inc. on December 31, 2020, therefore becoming part of the Obligor Group prior to the date of this prospectus. The revenue amounts presented in the summarized financial information include substantially all of the Company’s consolidated revenues, and there are no intercompany revenues from the non-guarantor subsidiaries. This summarized financial information has been prepared and presented pursuant to the Securities and Exchange Commission Regulation S-X Rule 13-01, “Financial Disclosures about Guarantors and Issuers of Guaranteed Securities” and is not intended to present the financial position or results of operations of the Obligor Group in accordance with U.S. GAAP.
Statements of Operations	Nine Months Ended October 31, 2020	Fiscal Year Ended January 31, 2020
	in thousands
Revenue	$609,252	$481,413
Cost of revenue	163,635	142,709
Operating expenses	528,380	494,264
Loss from operations	(82,763)	(155,560)
Net loss	(74,933)	(153,462)
Balance Sheets	October 31, 2020	January 31, 2020
	(in thousands)
Current assets (excluding intercompany receivables from non-Guarantors)	$1,300,155	$1,146,492
Intercompany receivables from non-Guarantors	6,074	2,892
Noncurrent assets	368,812	210,572
Current liabilities	675,322	480,176
Noncurrent liabilities	222,873	168,076

USE OF PROCEEDS
Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, which may include working capital, sales and marketing activities, research and development, general and administrative matters, and capital expenditures.

DESCRIPTION OF CAPITAL STOCK
General
The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to the relevant provisions of the Delaware General Corporation Law (the “DGCL”) and our amended and restated certificate of incorporation (our “certificate of incorporation”) and our restated bylaws (our “bylaws”). For a complete description of the matters set forth in this section titled “Description of Capital Stock,” you should refer to the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” above.
Our authorized capital stock consists of 2,400,000,000 shares of capital stock, par value $0.0005 per share, of which:
•
2,000,000,000 shares are designated as Class A common stock;

•
300,000,000 shares are designated as Class B common stock; and

•
100,000,000 shares are designated as preferred stock.

Our board of directors is authorized, without stockholder approval, except as required by the listing standards of Nasdaq, to issue additional shares of our capital stock.
Common Stock
We have two classes of authorized common stock: Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion.
Dividend Rights
Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available therefore.
Voting Rights
Shares of our Class A common stock are entitled to one vote per share. Shares of our Class B common stock are entitled to 10 votes per share. The holders of our Class A common stock and Class B common stock will generally vote together as a single class on all matters submitted to a vote of our stockholders unless otherwise required by Delaware law or our amended and restated certificate of incorporation.
Our amended and restated certificate of incorporation provides that prior to the Final Conversion Date (as defined below), we shall not, without the prior affirmative vote of the holders of two-thirds of the outstanding shares of Class B common stock, voting as a separate class, in addition to any other vote required by applicable law or our amended and restated certificate of incorporation:
•
directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend, repeal or adopt any provision of our amended and restated certificate of incorporation inconsistent with, or otherwise alter or change, any provision of the amended and restated certificate of incorporation that modifies the voting, conversion or other rights, powers, preferences, privileges or restrictions of the shares of Class B common stock;

•
reclassify any outstanding shares of Class A common stock into shares having (i) rights as to dividends or liquidation that are senior to the Class B common stock or (ii) the right to have more than one vote per share, except as required by law; or

•
issue any shares of Class B common stock (other than shares of Class B common stock originally issued by us after our initial public offering pursuant to the exercise or conversion of options or warrants or settlements of restricted stock units that, in each case, were outstanding as of the date of our initial public offering).
Additionally, Delaware law could require either holders of our Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:
•
if we were to seek to amend our restated certificate of incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and

•
if we were to seek to amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Liquidation Rights
Upon our liquidation, dissolution, or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights.
No Preemptive or Similar Rights
Our common stock is not entitled to preemptive rights, and there are no redemption or sinking fund provisions applicable to the common stock.
Conversion Rights
Each share of Class B common stock will automatically convert into one share of Class A common stock on the Final Conversion Date, which is the earliest of (X) the date specified by the holders of two-thirds of the then outstanding shares of our Class B common stock voting as a separate class, (Y) the date on which the number of outstanding shares of our Class B common stock represents less than 5% of the number of outstanding shares of our Class A common stock and our Class B common stock, taken together as a single class, provided that shares of Class A common stock issued after an initial public offering in connection with any acquisition by the Company or any of our subsidiaries of the securities, business, technology, property or other assets of another person or entity or in connection with the entry by us or any of our subsidiaries into any joint venture, commercial relationship or other strategic transaction (any such shares of Class A common stock being referred to as “Acquisition Securities”) shall not be considered to be “outstanding” for the purposes of the proviso, and provided further that a determination by the board of directors as to whether shares of Class A common stock constitute Acquisition Securities shall be conclusive and binding; and (Z) the date that is nine months after the death or permanent and total disability of our founder, George Kurtz, provided that such date may be extended by a majority of the independent members of our board of directors to a date that is not longer than 18 months from the date of such death or disability.
In addition, a holder’s shares of Class B common stock will automatically convert into shares of Class A common stock upon (i) the affirmative written election of such Class B stockholder, (ii) the occurrence of a transfer, except for certain transfers described in our amended and restated certificate of incorporation, including certain transfers where sole dispositive power and exclusive voting control with respect to the shares of the Class B common stock are retained by the transferring holder and transfers of Class B common stock made by an Identified Fund Stockholder (as defined in our amended and restated certificate of incorporation) to a fund managed or advised by such Identified Fund Stockholder, or (iii) if such holder is a natural person, the death of such holder.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (800) 937-5449.

Listing
Our Class A common stock is listed on the Nasdaq Global Select Market under the ticker symbol “CRWD.”
Preferred Stock
Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue from time to time up to 100,000,000 shares of preferred stock in one or more series. Our board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying, deterring, or preventing a change in control. Such issuance could have the effect of decreasing the market price of the common stock.
When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The preferred stock will be issued under a certificate of designations relating to each series of preferred stock and is also subject to our certificate of incorporation.
The transfer agent for each series of preferred stock will be described in the prospectus supplement.
Anti-Takeover Provisions
Our amended and restated certificate of incorporation and amended and restated bylaws contains provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, could discourage takeovers, coercive or otherwise. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.
Issuance of Undesignated Preferred Stock.   As discussed above in the section titled “Preferred Stock,” our board of directors has the ability to designate and issue preferred stock with voting or other rights or preferences that could deter hostile takeovers or delay changes in our control or management.
Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting.   Our amended and restated certificate of incorporation provides that our stockholders may not act by written consent after the first date on which the number of outstanding shares of our Class B common stock represents less than 10% of the aggregate number of outstanding shares of our Class A common stock and our Class B common stock, taken together as a single class. This limit on the ability of stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, the holders of a majority of our capital stock would not be able to amend the amended and restated bylaws or remove directors without holding a meeting of stockholders called in accordance with the amended and restated bylaws.
In addition, our amended and restated certificate of incorporation provides that special meetings of the stockholders may be called only by the chairman of the board, the chief executive officer, or our board of directors acting pursuant to a resolution adopted by a majority of the board of directors. A stockholder may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.
Advance Requirements for Advance Notification of Stockholder Nominations and Proposals.   Our amended and restated bylaws establishes advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors. These advance notice procedures may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of our company.
Board Classification.   Our amended and restated certificate of incorporation provides that our board of directors will be divided into three classes, one class of which is elected each year by our stockholders. The directors in each class serve for a three-year term. Our classified board of directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.
Election and Removal of Directors.   Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that establish specific procedures for appointing and removing members of our board of directors. Under our amended and restated certificate of incorporation and amended and restated bylaws, vacancies and newly created directorships on our board of directors may be filled only by a majority of the directors then serving on the board of directors. Under our amended and restated certificate of incorporation and amended and restated bylaws, directors may be removed only for cause by the affirmative vote of the holders of a majority of the total voting power of all outstanding securities of the Company generally entitled to vote in the election of directors, voting together as a single class.
No Cumulative Voting.   The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our restated certificate of incorporation provides otherwise. Our restated certificate of incorporation and amended and restated bylaws do not expressly provide for cumulative voting. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board of directors’ decision regarding a takeover.
Amendment of Charter Provision.   Certain amendments to our amended and restated certificate of incorporation will require the approval of two-thirds of the then-outstanding voting power of our capital stock.
Delaware Anti-Takeover Statute.   We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:
•
prior to the date of the transaction, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
The provisions of Delaware law and the provisions of our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.
Limitation of Liability of Directors and Officers
Our amended and restated certificate of incorporation provides that we will indemnify our directors and officers and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law, which prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:
•
any breach of the director’s duty of loyalty to us or to our stockholders;

•
acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•
unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•
any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws.
In addition to the indemnification required in our amended and restated certificate of incorporation, we have entered into and expect to continue to enter into agreements to indemnify each of our current directors, officers and some employees, that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. With specified exceptions, these agreements provide indemnification for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent, or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by, or in the right of, our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors. Our directors who are affiliated with venture capital firms also have certain rights of indemnification provided by their venture capital funds and the affiliates of those funds, together referred to as the Fund Indemnitors. We have agreed to reimburse the Fund Indemnitors for advancements they made to their affiliated directors for matters that such directors are entitled to indemnification from us. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as we may provide indemnification for liabilities arising under the Securities Act to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.
We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Exclusive Forum
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders, (3) any action asserting a claim against the company or any director or officer of the company arising pursuant to any provision of the Delaware General Corporation Law, (4) any action to interpret, apply, enforce, or determine the validity of our amended and restated certificate of incorporation or amended and restated bylaws, or (5) any other action asserting a claim that is governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware, in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. However, this exclusive forum provision would not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act. In addition, our amended and restated bylaws will provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to these provisions. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law or federal law for the specified types of actions and proceedings, these provisions may have the effect of discouraging lawsuits against us or our directors and officers.

DESCRIPTION OF DEBT SECURITIES
This prospectus describes certain general terms and provisions of our debt securities and the related indenture. The debt securities will be issued in one or more series under an indenture, to be entered into between us and U.S. Bank National Association, as trustee (as amended and supplemented from time to time, the “indenture”), or any successor trustee, the form of which is attached as an exhibit to the registration statement to which this prospectus relates. When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in one or more prospectus supplements and such description will supplement and, to the extent inconsistent with any portion of the description of our debt securities and the indenture contained in this prospectus, supersede the applicable portion of the description contained in this prospectus.
The indenture is subject to any amendments or supplements we may enter into from time to time as permitted under the indenture. We will file any amendments or supplements to the indenture as exhibits to a Report on Form 8-K or a post-effective amendment to the registration statement to which this prospectus relates.
The statements herein relating to the debt securities and the indenture are summaries and are subject to and qualified in its entirety by reference to the detailed provisions of the debt securities and the indenture. The descriptions set forth in this prospectus do not restate the indenture and do not contain all the information you may find useful. We urge you to read the indenture because it, and not the summary set forth in this prospectus or contained in any applicable prospectus supplement, defines your rights as a holder of the debt securities. Whenever we refer to particular sections of or defined terms in the indenture, those sections and definitions are incorporated by reference. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
As used in this description of debt securities, “we,” “our,” “us,” “CrowdStrike” and the “Company” refer solely to CrowdStrike Holdings, Inc. and not to any of our subsidiaries.
General
The debt securities will be general unsecured obligations of the Company. Unless we inform you otherwise in a prospectus supplement, the debt securities will be guaranteed by our subsidiary, CrowdStrike, Inc., as described under “Description of Guarantees” below.
We will describe in one or more prospectus supplements the terms of the series of debt securities that we may offer and the supplemental indenture relating to such series of debt securities. These terms will include the following:
•
the designation and the aggregate principal amount of the debt securities of the series;

•
whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, any specific subordination provisions applicable thereto;

•
whether the debt securities will be convertible into or exchangeable for our common stock or other securities and the terms and conditions governing such exchange or conversion;

•
any limit upon the aggregate principal amount of the debt securities of the series which may be issued;

•
the date or dates on which the principal and premium, if any, of the debt securities of the series shall be payable;

•
the rate or rates, or the method of determination thereof, at which the debt securities of the series shall bear interest, the date or dates from which that interest shall accrue, the interest payment dates on which that interest shall be payable and the record dates for the determination of holders to whom interest is payable;

•
if other than U.S. dollars, the currency of the debt securities of the series and the currency in which payments on the debt securities of the series shall be payable;

•
if applicable, the price or prices at which, the period or periods within which and the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at our option, pursuant to any sinking fund or otherwise;

•
if applicable, our obligation to redeem, purchase or repay debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the price at which or process by which and the period or periods within which and the terms and conditions upon which debt securities of the series would be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

•
if other than in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, the denominations in which debt securities of the series shall be issuable;

•
any events of default, if different from the existing events of default under the indenture described in this prospectus, and whether such additional or modified events of default are subject to covenant defeasance and/or legal defeasance;

•
the trustee, if different from the existing trustee under an indenture;

•
the terms of the guarantees and the identities of the subsidiary guarantors;

•
any addition to, or modification of, any covenants set forth in the indenture with respect to the debt securities of any series, and whether any such additional or modified covenant is subject to covenant defeasance; and

•
any other terms of the series.

Unless otherwise specified in any applicable prospectus supplement, when we use the term “business day,” we mean any calendar day that is not a Saturday, Sunday or a day on which commercial banking institutions are not required to be open for business in The City of New York, New York or, in connection with a payment, the place of payment.
Unless otherwise specified in any applicable prospectus supplement, each series of the debt securities will be issued in the form of one or more fully-registered debt securities in global form registered in the name of the nominee of The Depository Trust Company (“DTC”).
The indenture will not limit the aggregate amount of debt securities that we may issue. We may issue debt securities under the indenture up to the aggregate principal amount authorized by our board of directors from time to time. In addition, the indenture does not limit our ability to incur senior debt, subordinated or secured debt, or our ability, or that of any of our existing or future subsidiaries, to incur other indebtedness and other liabilities or issue preferred stock.
We may, from time to time, without the consent of the holders of debt securities of a particular series, reopen that series of debt securities and issue additional debt securities of that series having the same ranking and the same interest rate, maturity and other terms as the debt securities of that series, except for the public offering price, the issue date and, if applicable, the initial interest payment date and initial interest accrual date. Any such additional debt securities, together with the debt securities of the same series initially offered by this prospectus and any applicable prospectus supplement, will constitute a single series of debt securities under the indenture; provided that if the additional debt securities are not fungible for U.S. federal income tax purposes with the debt securities of the same series initially offered by this prospectus and any applicable prospectus supplement, the additional debt securities will be issued under a separate CUSIP, ISIN or other identifying number, as applicable. No additional debt securities may be issued if an event of default has occurred and is continuing with respect to the series of debt securities of which those additional debt securities would be a part.
Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.
The trustee will initially be the registrar and paying agent for the debt securities. We will maintain an office in the continental United States where we will pay the principal of, and any premium and interest on, the debt securities and you may present the debt securities for registration of transfer and exchange. We have designated the corporate trust office of the trustee for this purpose.

Ranking
Unless otherwise specified in any applicable prospectus supplement, each series of debt securities will be our direct, unsecured obligations and will rank without preference or priority among themselves and equally in right of payment with all of our existing and future unsecured and unsubordinated obligations, and senior in right of payment to all of our existing and future indebtedness that is expressly subordinated to that series of debt securities. Each series of debt securities that is unsecured will be effectively subordinated in right of payment to all of our secured indebtedness, if any, to the extent of the value of the assets securing that indebtedness.
Certain Covenants
Set forth below are summaries of certain covenants in the indenture that apply to us, unless otherwise provided in an applicable prospectus supplement. However, the indenture will not significantly limit our operations. In particular, the indenture will not:
•
limit the amount or frequency of dividends that we can pay;

•
limit the amount of debt securities that we may issue from time to time;

•
limit the number of series of debt securities that we may issue from time to time;

•
limit or otherwise restrict the amount of indebtedness which we or our subsidiaries may incur; or

•
contain any covenant or other provision that is specifically intended to afford any holder of debt securities any protection in the event of highly-leveraged transactions or similar transactions involving us or our subsidiaries.

Consolidation, Merger and Sale of Assets
The indenture will provide that we will not (i) merge or consolidate with any other person or (ii) sell, convey, transfer or otherwise dispose of all or substantially all of our assets to any person (other than a subsidiary), in each case unless:
•
either we are the continuing person or the successor person (if not us) is a corporation, limited liability company or other entity that pursuant to a supplemental indenture to the indenture expressly assumes all of our obligations under the indenture and the debt securities issued and outstanding thereunder; provided that, in the event that the successor person is not a corporation, another person that is a corporation shall expressly assume, as co-obligor with that successor person, all of our obligations under the indenture and the debt securities issued and outstanding thereunder;

•
immediately after that merger or consolidation, or that sale, conveyance, transfer or other disposition, no default or event of default has occurred and is continuing under the indenture; and

•
we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the merger, consolidation, sale, conveyance, transfer or other disposition and that supplemental indenture (if any) comply with the indenture and, with respect to such opinion of counsel, that such supplemental indenture (if any) is authorized or permitted by the indenture and is the legal, valid and binding obligation of such successor person.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or convey, transfer or lease all or any part of its properties or assets to us or any of our subsidiaries.
In the event of any such merger, consolidation, sale, conveyance (other than by way of lease), transfer or other disposition, and upon any such assumption by the successor person or persons, such successor person or persons shall succeed to and be substituted for us, with the same effect as if it or they had been named in the indenture and the debt securities as us and we shall be relieved of any further obligations under the indenture and under the debt securities issued and outstanding thereunder and the predecessor company may be dissolved, wound up and liquidated at any time thereafter.

Reports
Under the indenture, we will be required to file with the trustee, within 15 days after we file the same with the SEC, copies of the annual reports and of the information, documents and other reports that we are required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act or pursuant to Section 314 of the Trust Indenture Act. Annual reports, information, documents and other reports that are filed or furnished by us with the SEC via the EDGAR system or any successor electronic delivery procedure will be deemed to be filed with the trustee at the time those documents are filed via the EDGAR system or such successor procedure. Delivery of those reports, information and documents to the trustee is for informational purposes only, and the trustee’s receipt thereof will not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants in the indenture (as to which the trustee is entitled to rely conclusively upon officers’ certificates). The trustee shall have no liability whatsoever to determine whether any financial information has been filed or posted by us on the EDGAR system (or any successor system) or have any duty to monitor or determine whether we have delivered the reports described hereunder or otherwise complied with our obligations under this “— Certain Covenants — Reports”.
Events of Default
Unless otherwise provided in any applicable prospectus supplement, any of the following events will constitute an event of default under the indenture with respect to any series of debt securities:
•
default in the payment of any installment of interest on that series of debt securities when due and payable, and the continuance of that default for 30 days;

•
default in the payment of the principal of, or any premium on, that series of debt securities when due and payable (whether at maturity, upon redemption or otherwise);

•
failure to observe or perform any covenant or agreement in the indenture in respect of the debt securities of that series, which failure continues for 90 days after receipt of written notice to us from the trustee or to us and the trustee from the holders of at least 30% of the outstanding aggregate principal amount of that series of debt securities as provided in the indenture, in each case, requiring us to remedy the same; and

•
Specified events relating to the bankruptcy, insolvency, reorganization or receivership of us.

If an event of default arising from specified events of the bankruptcy, insolvency, reorganization or receivership of us occurs with respect to a series of debt securities, the principal amount of all outstanding debt securities of that series will become due and payable immediately, without further action or notice on the part of the holders of the debt securities of that series or the trustee.
If any other event of default with respect to a series of debt securities occurs, the trustee or the holders of not less than 30% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately, by a notice in writing to us, and to the trustee if given by holders. Upon any such declaration, the principal amount of that series of debt securities will become immediately due and payable.
However, at any time after a declaration declaring the principal amount of a series of debt securities to be due and payable immediately has been made or any series of debt securities shall have otherwise become due and payable, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series of debt securities may, subject to conditions specified in the indenture, rescind and annul that declaration or acceleration and its consequences.
The trustee will be under no obligation to exercise any of its rights or powers under the indenture at your request, order or direction, unless you have offered, and, if requested, provided to the trustee security or indemnity satisfactory to the trustee. Subject to the provisions for the security or indemnification of the trustee and otherwise in accordance with the conditions specified in the indenture, the holders of a majority in aggregate principal amount of outstanding debt securities of any series issued under the indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee in connection with the debt securities of such series.
Notice of Default
The trustee will, within 90 days after a responsible officer of the trustee obtains actual knowledge of the occurrence of a default with respect to a series of debt securities, send to the holders of such debt securities notice of such default relating to such series of debt securities, unless such default has been cured or waived. However, the Trust Indenture Act and the indenture permit the trustee to withhold notices of defaults (except for certain payment defaults) if the trustee in good faith determines the withholding of such notices is in the interests of the holders.
We will furnish the trustee with an annual officers’ certificate certifying as to our compliance with the conditions and covenants in the indenture.
Legal Proceedings and Enforcement of Right of Payment
You will not have any right to institute any proceeding under or with respect to the indenture or for any remedy under the indenture, unless you have previously given to the trustee written notice of a continuing event of default with respect to the debt securities you hold. In addition, the holders of at least 30% in aggregate principal amount of the outstanding debt securities of a series must have made written request, and offered to the trustee such indemnity as it may require, to institute that proceeding as trustee, and, within 90 days following the receipt of that notice, request and offer of indemnity, the trustee must not have received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request, and must have failed to institute the proceeding. However, you will have an absolute right to receive payment of the principal of, and any premium or interest on, the debt securities you hold at the place, time, rates and in the currency expressed in the indenture and the debt securities you hold and to institute a suit for the enforcement of that payment.
Modification of Indenture
We may enter into supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture with respect to one or more series of debt securities issued thereunder with the consent of holders of a majority in aggregate principal amount of the outstanding debt securities of all such series affected by such modification or amendment, voting as a single class. However, the consent of each holder affected is required for any amendment to:
•
change the stated maturity of principal of, or any installment of principal of or interest on, any debt security;

•
in the case of any series of subordinated debt securities, modify the subordination provisions of that series of subordinated debt securities in a manner materially adverse to the holders of that series of subordinated debt securities;

•
adversely affect the right of any holder of the debt securities to convert or exchange any debt security into or for our common stock or other securities in accordance with the terms of such security;

•
reduce the rate of or extend the time for payment of interest, if any, on any debt security or alter the manner of calculation of interest payable on any debt security;

•
reduce the principal amount or premium, if any, on any debt security;

•
make the principal of, and any premium or interest on, any debt security payable in a different currency than that stated in the debt security;

•
reduce the percentage in aggregate principal amount of any series of outstanding debt securities, the holders of which are required to consent to any supplemental indenture or to any waiver of any past default or event of default;

•
change any place of payment where the debt securities or interest thereon is payable;

•
modify the interest rate reset provision of any debt security;

•
impair the right of any holder of the debt securities to receive payment of the principal of, and any premium or interest on, any debt securities on or after the respective due dates for such principal, premium or interest, or to institute suit for the enforcement of any such payment, or reduce the amount of the principal of an original issue discount security that would be due and payable upon an acceleration of the maturity thereof, or adversely affect the right of repayment, if any, at the option of the holder, or extend the time for, or reduce the amount of, any payment to any sinking fund or analogous obligation relating to any debt security; or

•
modify provisions of the indenture relating to waiver of defaults or amendment of the indenture, except to increase the percentage in aggregate principal amount of debt securities whose holders must consent to an amendment or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected by the modification or waiver.

Notwithstanding the foregoing, holders of the debt securities of any series shall vote as a separate class with respect to modifications or amendments that affect only the debt securities of that series, and the holders of other series of debt securities shall not have any voting rights with respect to those matters as they relate to the debt securities of that series.
In addition, we and the trustee may enter into supplemental indentures without the consent of the holders of the debt securities of any series for one or more of the following purposes:
•
to evidence that another person has become our successor and/or to add a co-obligor under the provisions of the indenture relating to mergers, consolidations, sales, conveyances, transfers or other dispositions of assets described under “— Certain Covenants — Consolidation, Merger and Sale of Assets” in this prospectus, and that the successor or successors assume our covenants, agreements and obligations in the indenture and in the debt securities issued thereunder;

•
to add to our covenants further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of the debt securities as our board of directors shall consider to be for the protection of the holders of those debt securities, and to make a default in any of these additional covenants, restrictions, conditions or provisions a default or an event of default under the indenture; provided, however, that in respect of any such additional covenant, restriction, condition or provision, such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such default or may limit the remedies available to the trustee upon such default;

•
to conform the terms of any series of debt securities to the description thereof in the applicable prospectus supplement; provided that any amendment made solely to conform the provisions of the indenture to the description of the debt securities contained in this prospectus or any applicable prospectus supplement or other offering document pursuant to which the debt securities were sold will not be deemed to adversely affect the interests of the holders of that series of debt securities;

•
to establish the forms or terms of debt securities of any series;

•
to cure any ambiguity, to correct or supplement any provisions that may be defective or inconsistent with any other provision or to make such other provisions in regard to matters or questions arising under the indenture that do not adversely affect the interests of the holders of such series of debt securities in any material respect;

•
to modify or amend the indenture to permit the qualification of the indenture or any supplemental indentures under the Trust Indenture Act as then in effect;

•
to provide for the issuance of additional debt securities of any series;

•
to provide for the exchange of any debt securities in global form represented by one or more global certificates for debt securities of the same series issued under the indenture in definitive certificated form in the circumstances permitted by the terms of the indenture and those debt securities, and to make all appropriate changes to the indenture for that purpose;
•
to add to, change or eliminate any of the provisions of the supplemental indentures in respect of one or more series of debt securities; provided that any such addition, change or elimination (i) shall not apply to, or modify the rights of any holder of, any debt security of any series created prior to the execution of such supplemental indentures or (ii) shall become effective only when no debt securities of any series created prior to the execution of such supplemental indentures are outstanding;

•
to add guarantees with respect to any series of debt securities or to secure any series of debt securities; and

•
to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of any one or more series.

Defeasance of Indenture
We have the right to terminate all of our obligations with respect to a series of debt securities under the covenants described under “— Certain Covenants” in this prospectus and under such other covenants for that series as may be established and specified in the future in accordance with the terms of the indenture and to provide that any event of default expressed to be subject to covenant defeasance under the indenture shall no longer constitute an event of default under the indenture with respect to that series of debt securities, following irrevocably depositing in trust with the trustee, as trust funds solely for the benefit of holders of debt securities of that series, money in an amount sufficient, U.S. government obligations or foreign governments obligations (in the case of debt securities denominated in a foreign currency) the scheduled payments of principal and interest on which shall be sufficient, or a combination thereof sufficient (which, in the case of U.S. government obligations or foreign government obligations, shall be determined in the opinion of an internationally recognized firm of independent accountants expressed in a written certificate delivered to the trustee), without consideration of any reinvestment of interest, to pay principal of, and any premium or interest on, the debt securities of that series to their maturity or redemption, as the case may be, and complying with certain other conditions, including delivery to the trustee of an opinion of counsel, to the effect that beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.
In addition, we have the right at any time to terminate all of our obligations under the indenture with respect to any series of debt securities issued thereunder, other than (i) your right to receive, solely from the trust fund described below, payment of the principal of and each installment, if any, of principal of and interest on, the outstanding debt of such series on the stated maturity of such principal or installment of principal or interest due and (ii) certain obligations relating to the defeasance trust and obligations to register the transfer or exchange of the debt securities, to replace mutilated, lost or stolen debt securities, to maintain a registrar and paying agent in respect of the debt securities, to pay compensation to, and expenses of, and indemnify, the trustee, and with respect to the resignation or removal of the trustee, following irrevocably depositing in trust with the trustee, as trust funds solely for the benefit of holders of debt securities of that series, money in an amount sufficient, U.S. government obligations or foreign governments obligations (in the case of debt securities denominated in a foreign currency) the scheduled payments of principal and interest on which shall be sufficient, or a combination thereof sufficient, (which, in the case of U.S. government obligations or foreign government obligations, shall be determined in the opinion of an internationally recognized firm of independent accountants expressed in a written certificate delivered to the trustee), without consideration of any reinvestment of interest, to pay principal of, and any premium or interest on, the debt securities of such series to their maturity or redemption, as the case may be, and complying with certain other conditions, including delivery to the trustee of a ruling received from the Internal Revenue Service or an opinion of counsel to the effect that beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which, in the case of an opinion of counsel, is based upon a change in law after the date of the indenture.

Satisfaction and Discharge
The indenture will generally cease to be of any further effect with respect to any series of debt securities issued thereunder (except with respect to provisions that, by their terms, survive), if:
•
either (i) we have delivered to the trustee for cancellation all outstanding debt securities of that series (with certain limited exceptions), or (ii) all of the outstanding debt securities of that series not previously delivered to the trustee for cancellation have become due and payable, or are by their terms to become due and payable within one year, or called for redemption within one year under arrangements satisfactory to the trustee, and we have deposited with the trustee in trust, funds sufficient to pay at maturity or upon redemption all of the outstanding debt securities of that series;

•
we also pay or cause to be paid all other sums then payable under the indenture by us;

•
we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of such debt securities at maturity or the redemption date, as the case may be;

•
we have delivered an officers’ certificate and an opinion of counsel to the trustee, each stating that all conditions precedent to satisfaction and discharge have been satisfied.

Subject to applicable law, any monies, U.S. government obligations and foreign government obligations (in the case of debt securities denominated in a foreign currency) deposited with the trustee for payment of principal of, and any premium or interest on, the debt securities of any series and not applied but remaining unclaimed by the holders of the debt securities of that series for two years after the date upon which the principal of, and any premium or interest on, the debt securities of such series, as the case may be, shall have become due and payable, shall be repaid to us by the trustee on written demand. Thereafter, the holders of the debt securities of that series may look only to us for payment thereof.
Miscellaneous Provisions
The indenture will provide that certain debt securities, including those debt securities owned by us or any other obligor of the applicable debt securities or any person directly or indirectly controlled by or under direct or indirect common control with us or any other obligor of the applicable debt securities, will not be deemed to be “outstanding” in determining whether the holders of the requisite aggregate principal amount of the outstanding debt securities of a particular series have concurred in or given or taken any request, demand, authorization, direction, notice, consent, waiver or other action under the indenture as of any date, or are present at a meeting of holders for quorum purposes, except that, in determining whether the trustee shall be protected in relying on any request, demand, authorization, direction, notice, consent, waiver or other action, only debt securities that a responsible officer of the trustee has actual knowledge to be so owned shall be so disregarded.
We will be entitled to set any day as a record date for the purpose of determining the identity of holders of debt securities of any series issued under the indenture entitled to vote or consent (or to revoke any vote or consent) to any action under the indenture, in the manner and subject to the limitations provided in the indenture.
Resignation and Removal of a Trustee
The trustee may resign under the indenture at any time by giving written notice thereof to us.
Under certain circumstances, we may remove the trustee and appoint a successor trustee. The trustee may also be removed by act of the holders of a majority in aggregate principal amount of the then outstanding debt securities of one or more series issued and outstanding under the indenture.
No resignation or removal of a trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture.

Governing Law and Consent to Jurisdiction
The indenture and any debt securities issued under the indenture, and any claim, controversy or dispute arising under or related to the indenture and the debt securities will be, governed by and construed in accordance with the laws of the State of New York.
We will agree that any legal action or proceeding arising out of or based upon the indenture may be instituted in any U.S. federal or New York State court located in the City of New York and any appellate court thereof, and we have irrevocably submitted to the non-exclusive jurisdiction of any such court in any such action or proceeding and waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding and any right to any other jurisdiction on account of our present or future place of residence or domicile or for any other reason.
Judgment Currency
If for the purposes of obtaining judgment in any court it is necessary to convert a sum due into any currency other than U.S. dollars to the fullest extent permitted by law, the rate of exchange used shall be the rate at which in accordance with normal banking procedures the payee could purchase U.S. dollars with such other currency in The City of New York on the business day preceding that on which final judgment is given. Our obligation with respect to any sum due from us to the trustee and the holders of the debt securities shall, notwithstanding any judgment in a currency other than U.S. dollars, not be discharged until the first business day following receipt by the trustee or the holders of the debt securities any sum in such other currency, and only to the extent that the trustee or such holders may in accordance with normal banking procedures purchase U.S. dollars with such other currency. If the U.S. dollars so purchased are less than the sum originally due to the trustee or the holders of the debt securities, we will indemnify the trustee and such holders of debt securities against such loss. If the U.S. dollars so purchased are greater than the sum originally due to the trustee or the holders of debt securities, the trustee and the holders of debt securities agree to pay to us an amount equal to the excess of the U.S. dollars so purchased over the sum originally due to such person.

DESCRIPTION OF GUARANTEES
Our subsidiary, CrowdStrike, Inc., may fully and unconditionally guarantee, on a senior unsecured basis, the Company’s obligations under the debt securities, on a joint and several basis, subject to customary release provisions, which will be described in a prospectus supplement relating to the offering of such guaranteed debt securities.
DESCRIPTION OF WARRANTS
We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

FORMS OF SECURITIES
Each debt security and warrant will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities or warrants represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.
Global Securities
Registered Global Securities. We may issue the registered debt securities and warrants in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.
If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.
Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.
So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture or warrant agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture or warrant agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture or warrant agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture or warrant agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of the Company, the trustees, the warrant agents or any other agent of the Company, agent of the trustees or agent of the warrant agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.
We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.
If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION
We may sell the securities in one or more of the following ways (or in any combination) from time to time:
•
to or through underwriters or dealers;

•
in short or long transactions;

•
directly to a limited number of purchasers or to a single purchaser;

•
through agents; or

•
through a combination of any of these methods of sale.

The prospectus supplement will state the terms of the offering of the securities, including:
•
the name or names of any underwriters, dealers or agents;

•
the purchase price of such securities and the proceeds to be received by us, if any;

•
any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•
details regarding options pursuant to which underwriters may purchase additional securities from us, if any;

•
any public offering price;

•
any discounts or concessions allowed or reallowed or paid to dealers; and

•
any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:
•
negotiated transactions;

•
at a fixed public offering price or prices, which may be changed;

•
“at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•
at prices related to prevailing market prices; or

•
at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.
We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best-efforts basis for the period of its appointment.
We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.
Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the underwriters or agents may be required to make.

Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.
Each series of securities other than the Class A common stock, which is listed on The Nasdaq Global Select Market, and any series of debt securities outstanding on the date hereof, will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the Class A common stock, may or may not be listed on a national securities exchange.

LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, the legality of any securities offered hereby will be passed upon for us by Davis Polk & Wardwell LLP, Menlo Park, California, and for any underwriters or agents, by counsel named in the applicable prospectus supplement.
EXPERTS
The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended January 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CrowdStrike Holdings, Inc.
$750,000,000 3.000% Senior Notes due 2029

Prospectus Supplement

J.P. Morgan BarclaysBofA SecuritiesCitigroupGoldman Sachs & Co. LLC
Credit SuisseHSBCMizuho Securities SVB LeerinkTruist Securities Wells Fargo Securities
January 12, 2021